Exhibit 99.3

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management assessment of the financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto contained in Item 8, “Financial Statements and Supplementary Data.” Our consolidated financial statements and certain disclosures made in this Form 10-K have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and require us to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during each reporting period. The estimates most susceptible to material changes due to significant judgment are identified as critical accounting policies. The results of these estimates are critical because they affect our profitability and may affect key indicators used to measure our performance. See “Critical Accounting Policies and Estimates.”

Financial measures that exclude after-tax costs related to our 2009 operating expense reduction initiatives and after-tax net capital gains and losses are non-GAAP measures. To provide investors with a broader understanding of earnings, we provide net income per diluted share excluding after-tax costs related to our 2009 operating expense reduction initiatives and after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because costs related to operating expense reduction initiatives occur infrequently and capital gains and losses are not likely to occur in a stable pattern.

Effective January 1, 2012, we adopted ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts. In accordance with this adoption, we have adjusted on a retrospective basis its financial statements and notes thereto for the periods 2009 through 2011 and has recognized a cumulative effect adjustment of $11.0 million as of January 1, 2009.

This management’s discussion and analysis of financial condition and results of operations contain forward looking statements. See Part I, Item 1A, “Risk Factors—Forward-Looking Statements.”

Executive Summary

Financial Results Overview

The following table sets forth selected consolidated financial results:

	Years ended December 31,
(Dollars in millions except share data)	2011	2010	2009
Net income	$136.7	$185.9	$205.5
After-tax costs related to operating expense reduction initiatives	—	—	(12.0)
After-tax net capital losses	(4.5)	(32.1)	(17.3)

Net income excluding after-tax costs related to operating expense reduction initiatives and after-tax net capital losses	$141.2	$218.0	$234.8

Diluted earnings per common share:
Net income	$3.04	$3.95	$4.19
After-tax costs related to operating expense reduction initiatives	—	—	(0.25)
After-tax net capital losses	(0.10)	(0.68)	(0.35)

Net income excluding after-tax costs related to operating expense reduction initiatives and after-tax net capital losses	$3.14	$4.63	$4.79

Diluted weighted-average common shares outstanding	45,016,070	47,006,228	49,044,543

The decrease in GAAP results for 2011 compared to 2010 was primarily due to a comparatively higher benefit ratio in our Insurance Services segment as a result of higher claims incidence in our group insurance business, partially offset by higher earnings in our Asset Management segment. Diluted earnings per common share for 2011 reflected the effect of a decrease in diluted weighted-average common shares outstanding, which was primarily due to share repurchases.

GAAP results for 2010 compared to 2009 reflected less favorable claims experience in the Insurance Services segment and net capital losses recognized on real estate acquired in satisfaction of debt through foreclosure or the acceptance of deeds in lieu of foreclosure on commercial mortgage loans (“real estate owned”) and additional provisions to our commercial mortgage loan loss allowance. These factors were partially offset by higher earnings in the Asset Management segment, the effect of a decrease in diluted weighted-average common shares outstanding and a reduction in operating expenses reflecting the completion of our 2009 operating expense reduction initiatives and careful expense management during 2010.

Ex 99.3 - 1

Outlook for 2012

We will continue to focus on our long-term objectives and address challenges that arise with financial discipline and from a position of financial strength. We manage for long-term profitability by focusing on business diversification, disciplined product pricing, sound underwriting, effective claims management and high-quality customer service.

We intend to remain focused on preserving the value of our business by continuing to provide excellent service to our customers and by enhancing our financial strength. We will continue to focus on optimizing shareholder value through sustainable profitability by investing in new product and service capabilities and through the strategic use of capital. We believe these actions position us well for growth as the economy recovers.

For 2012, we have established the following expectations:

•	Net income per diluted share, excluding after-tax net capital gains and losses, to be in the range of $3.60 to $3.90.
•	Return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income and losses from equity, to be in the range of 9% to 10%.

Expectations and guidance for any specific year may vary due to short-term market trends, changes in the interest rate environment and other factors. More specifically, these expectations will be affected by the following items:

•

Premium growth—Beginning in 2011, we implemented pricing actions for both new and renewal long term disability business. Given these pricing actions and the effect of the continued challenging economic environment on the employment and wage levels of our group insurance customers, we expect group insurance premium growth to be relatively flat. However, our strong customer retention in the group insurance business has created the potential for organic growth in premiums as wage growth and employment levels improve.

•

Interest rates—The interest rate environment can affect our new money investment interest rate and the discount rate used to establish long term disability reserves. If the current interest rate environment persists, we estimate the discount rate would be lowered 25 to 50 basis points during 2012. Based on our current size, a 25 basis point increase or decrease in the discount rate results in a comparable increase or decrease in quarterly pre-tax income of $1.6 million.

•

Benefit ratio—We expect that the 2012 annual benefit ratio for the group insurance business will be in the range of 80% to 82%. We expect the annual benefit ratio to return to a historical range of 74% to 78% when pricing actions on our long term disability business are completed and wage growth and employment levels return to historical levels.

•

Share repurchases—Given the continued uncertainty in the economy, we expect to be conservative in capital deployment for 2012 with share repurchases in the range of $40 million to $80 million. We will evaluate share repurchases opportunistically based on equity markets, capital levels and other opportunities for capital deployment; as well as an assessment of the direction of the overall economy.

•

Effective income tax rate—Our purchases of tax-advantaged investments will result in a lower effective income tax rate. We expect our effective income tax rate for 2012 will be approximately 26% to 27%.

On July 16, 2012, we filed a Form 8-K with the SEC to announce preliminary financial results for the second quarter and first six months of 2012. Based on the preliminary results for the first six months of 2012, we expect to be below 2012 guidance range of $3.60 to $3.90 for net income per diluted share, excluding after-tax net capital gains and losses. In addition, the benefit ratio for group insurance products, measured as benefits to policyholders and interest credited as a percentage of premiums, is expected to be 88.5% for the second quarter of 2012, which is higher than management’s annual guidance range of 80% to 82% for 2012. In addition, the preliminary results are based on our initial estimates of operating results, and actual results may differ.

Consolidated Results of Operations

Revenues

Revenues consist of premiums, administrative fees, net investment income and net capital gains and losses. Historically, premium growth in our Insurance Services segment and administrative fee revenues growth in our Asset Management segment have been the primary drivers of consolidated revenue growth.

The following table sets forth consolidated revenues:

	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Revenues:
Premiums	$2,153.3	2.7%	$2,097.7	(0.2)%	$2,101.9
Administrative fees	115.5	(0.9)	116.5	7.4	108.5
Net investment income	612.8	1.7	602.5	2.7	586.5
Net capital losses	(6.9)	86.6	(51.6)	(91.8)	(26.9)

Total revenues	$2,874.7	4.0	$2,765.1	(0.2)	$2,770.0

The increase in revenues for 2011 compared to 2010 was primarily due to an increase in premiums from our Insurance Services segment and a decrease in net capital losses. The slight decrease in revenues for 2010 compared to 2009 was primarily due to an increase in net capital losses, partially offset by an increase in administrative fee revenues and net investment income from our Asset Management segment. Net capital gains and losses are reflected in the Other category. See “Business Segments—Other—Net Capital Gains (Losses).”

Ex 99.3 - 2

Premiums

Insurance Services segment premiums are the primary driver of consolidated premiums and are affected by the following factors:

•	Sales.
•	Customer retention.
•	Organic growth in our group insurance businesses, which is derived from existing policyholders’ employment and wage growth.
•

Experience rated refunds (“ERRs”). ERRs represent a cost sharing arrangement with certain group contract holders that provides refunds to the contract holders when claims experience is more favorable than contractual benchmarks, and provides for additional premiums to be paid when claims experience is below the contractual benchmarks. ERRs can fluctuate widely from quarter to quarter depending on the underlying experience of specific contracts.

Premiums from our Asset Management segment are generated from sales of life-contingent annuities, which are a single-premium product. Due to the competitive nature of single-premium products, premiums in the Asset Management segment can fluctuate widely from quarter to quarter. See “Business Segments—Asset Management Segment.”

The following table sets forth premiums by segment:

	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Premiums:
Insurance Services	$2,145.3	4.3%	$2,056.2	(0.5)%	$2,067.2
Asset Management	8.0	(80.7)	41.5	19.6	34.7

Total premiums	$2,153.3	2.7	$2,097.7	(0.2)	$2,101.9

The overall increase in premiums for 2011 compared to 2010 was primarily due to strong sales and customer retention levels, and comparatively lower ERRs for 2011 in our Insurance Services segment, partially offset by decreased premiums in our Asset Management segment related to a decrease in sales of life-contingent annuities. See “Business Segments—Insurance Services Segment” and “Business Segments—Asset Management Segment.”

The slight decrease in premiums for 2010 compared to 2009 was primarily driven by a few large case terminations in our group insurance businesses during 2009. These terminated customers contributed to premiums for a portion of 2009. In addition, premium growth was negatively affected by a lack of organic growth in our group insurance businesses, reflecting negative employment growth and lower wage growth as our customers continued to navigate a challenging economy. Also, individual disability premiums for the first quarter of 2009 included a single premium of approximately $18 million related to the termination of reinsurance agreements on certain individual disability insurance. These factors were mostly offset by strong sales and favorable persistency in 2010.

Administrative Fee Revenues

The primary driver for administrative fee revenues is the level of assets under administration in our Asset Management segment, which is driven by equity market performance and net customer deposits. Administrative fee revenues from our Insurance Services segment are primarily derived from insurance products for which we provide only administrative services.

The following table sets forth administrative fee revenues by segment:

	0,00000	0,00000	0,00000	0,00000	0,00000
	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Administrative fee revenues:
Insurance Services	$12.3	28.1%	$9.6	15.7%	$8.3
Asset Management	119.9	(1.3)	121.5	6.5	114.1
Other	(16.7)	(14.4)	(14.6)	(5.0)	(13.9)

Total administrative fee revenues	$115.5	(0.9)	$116.5	7.4	$108.5

The slight decrease in administrative fee revenues in our Asset Management segment for 2011 compared to 2010 was primarily due to decreased assets under administration in our retirement plan trust assets and private client wealth management assets.

Ex 99.3 - 3

The increase in administrative fee revenues in our Asset Management segment for 2010 compared to 2009 was primarily due to improvements in equity market performance leading to increased asset-based administrative fee revenues from our retirement plans business, though equity market values have shown continued volatility. This increase was partially offset by net retirement plan withdrawals primarily due to the termination of a few large plans that were not meeting our profitability objectives. See “Business Segments—Asset Management Segment.”

Net Investment Income

Net investment income is primarily affected by changes in levels of invested assets, interest rates, fluctuations in the fair value of our Standard & Poor’s (“S&P”) 500 Index call spread options (“S&P 500 Index options”) related to our indexed annuity product, commercial mortgage loan prepayment fees and call premiums on bonds.

The following table sets forth net investment income by segment and associated key indicators:

	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Net investment income:
Insurance Services	$341.3	0.7%	$338.9	1.1%	$335.1
Asset Management	262.7	4.7	251.0	7.3	234.0
Other	8.8	(30.2)	12.6	(27.6)	17.4

Total net investment income	$612.8	1.7	$602.5	2.7	$586.5

Key indicators of net investment income:
Contribution from the change in fair value of the S&P 500 Index options	$(0.2)	(102.4)%	$8.4	78.7%	$4.7
Average invested assets	11,521.0	6.1	10,858.2	8.9	9,969.9
Portfolio yields:
Fixed maturity securities	5.08%		5.31%		5.46%
Commercial mortgage loans	6.34		6.45		6.46

The increase in net investment income for 2011 compared to 2010 was primarily due to an increase in average invested assets, which primarily resulted from individual annuity sales. Also contributing to the increase in net investment income for 2011 was $7.1 million of call premiums received on certain fixed maturity securities, compared to $4.4 million in 2010, and $7.5 million of prepayment fees received on commercial mortgage loans, compared to $3.4 million in 2010. Partially offsetting these increases was a decline in the change in fair value of our S&P 500 Index options and a decline in the portfolio yields for fixed maturity securities and commercial mortgage loans.

The increase in net investment income for 2010 compared to 2009 was primarily due to an increase in average invested assets, which primarily resulted from individual annuity sales. Also contributing to the increase was an increase in the contribution from the change in fair value of our S&P 500 index options. Partially offsetting these increases was a decline in the portfolio yield for fixed maturity securities.

Given the uncertainty surrounding credit spreads and the direction of interest rates, we may experience lower new money interest rates in the future if credit spreads remain tight and interest rates remain low. New money interest rates are also affected by the current volume and mix of commercial mortgage loan originations, the purchases of fixed maturity securities and other investments.

We seek investments containing call or prepayment protection to ensure our expected cash flow is not adversely affected by unexpected prepayments. Callable bonds without make-whole provisions represented 6.4% of our fixed maturity security portfolio for 2011. We also originate commercial mortgage loans containing a make-whole prepayment provision requiring the borrower to pay a prepayment fee. As interest rates decrease, potential prepayment fees increase. These larger prepayment fees deter borrowers from refinancing during a low interest rate environment. Approximately 95% of the commercial mortgage loans we originate contain this prepayment provision. Almost all of the remaining commercial mortgage loans contain fixed percentage prepayment fees that mitigate prepayments but may not fully protect our expected cash flows in the event of prepayment. Commercial mortgage loan prepayment fees were $7.5 million, $3.4 million and $2.8 million for 2011, 2010 and 2009 respectively.

Net Capital Gains (Losses)

Net capital gains and losses are reported in the Other category and are not likely to occur in a stable pattern. Net capital gains and losses primarily occur as a result of sales of our assets for more or less than carrying value, other-than-temporary impairments (“OTTI”) of assets in our bond portfolio, provisions to our commercial mortgage loan loss allowance and losses recognized due to the impairment of real estate and impairments of low-income housing tax credit investments.

Ex 99.3 - 4

The following table sets forth net capital gains and losses and associated key components:

	Years ended December 31,
(In millions)	2011	Dollar Change	2010	Dollar Change	2009
Net capital losses	$(6.9)	$44.7	$(51.6)	$(24.7)	$(26.9)
Key components of net capital gains (losses):
Net capital gains (losses) on fixed maturity securities	$9.1	$(6.3)	$15.4	$20.8	$(5.4)
Net capital gains (losses) on real estate investments	34.7	25.1	9.6	10.0	(0.4)
Net capital losses on real estate owned	(16.5)	6.4	(22.9)	(22.9)	—
Provision to our commercial mortgage loan loss allowance	(32.7)	15.4	(48.1)	(27.0)	(21.1)

Net capital losses for 2011 were primarily related to our commercial mortgage loan loss allowance provision and losses recognized on real estate acquired in satisfaction of debt through foreclosure or the acceptance of deeds in lieu of foreclosure on commercial mortgage loans (“real estate owned”). These losses were partially offset by net capital gains related to the sale of real estate investments and certain fixed maturity securities. See “Liquidity and Capital Resources—Investing Cash Flows—Commercial Mortgage Loans” and “Business Segments—Other—Net Capital Gains (Losses).”

The increase in net capital losses for 2010 compared to 2009 was primarily related to the foreclosure and restructuring of commercial mortgage loans with a single borrower during the second quarter of 2010 recorded as additional provisions to our commercial mortgage loan loss allowance. Capital losses were also recognized due to impairments on properties acquired from the above mentioned borrower resulting from the receipt of independent appraisals and on low-income housing tax credit investments. Due to the prescribed accounting treatment for low-income housing tax credit investments, we will record impairments if we are not able to realize any value either through reductions to our taxable income and related tax liabilities or through a sale to a third party. These losses were partially offset by net capital gains related to the sale of certain fixed maturity securities and from the sale of real estate investments. See “Liquidity and Capital Resources—Investing Cash Flows—Commercial Mortgage Loans” and “Business Segments—Other—Net Capital Gains (Losses).”

Benefits and Expenses

Benefits to Policyholders

Consolidated benefits to policyholders is primarily affected by the following factors:

•	Reserves that are established in part based on premium levels.
•

Claims experience—the predominant factors affecting claims experience are claims incidence, measured by the number of claims, and claims severity, measured by the magnitude of the claim and the length of time a disability claim is paid.

•

Reserve assumptions—the assumptions used to establish the related reserves reflect expected incidence and severity, and the discount rate. The discount rate is affected by new money investment interest rates and the overall portfolio yield. See “Critical Accounting Policies and Estimates—Reserves for Future Policy Benefits and Claims.”

•	Current estimates for future benefits on life-contingent annuities.

Ex 99.3 - 5

The following table sets forth benefits to policyholders by segment:

	$0,000.0	$0,000.0	$0,000.0	$0,000.0	$0,000.0
	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Benefits to policyholders:
Insurance Services	$1,750.9	11.8%	$1,566.4	2.4%	$1,530.3
Asset Management	20.3	(62.0)	53.4	17.6	45.4

Total benefits to policyholders	$1,771.2	9.3	$1,619.8	2.8	$1,575.7

The increase in benefits to policyholders for 2011 compared to 2010 was primarily due to higher claims incidence in the group long term disability insurance business. See “Business Segments—Insurance Services Segment—Benefits and Expenses—Benefits to Policyholders (including interest credited).”

The increase in benefits to policyholders for 2010 compared to 2009 was primarily due to higher claims incidence and fewer claim closures in the group long term disability insurance business and a few large claims in the group life insurance business. Benefits to policyholders for 2009 included approximately $18 million of additional individual disability insurance reserves recorded during the first quarter of 2009 due to the termination of reinsurance on certain reinsured policies and claims. See “Business Segments—Insurance Services Segment—Benefits and Expenses—Benefits to Policyholders (including interest credited).”

Interest Credited

Interest credited represents interest paid to policyholders on retirement plan general account assets, individual fixed-rate annuity deposits and index-based interest guarantees embedded in indexed annuities (“index-based interest guarantees”) in the Asset Management segment and interest paid on life insurance proceeds on deposit in the Insurance Services segment.

Interest credited is primarily affected by the following factors:

•	Growth in general account assets under management.

•	Growth in individual fixed-rate annuity liabilities.

•	Changes in new investment interest rates and overall portfolio yield, which influence our interest-crediting rate for our customers.

•	Changes in customer retention.

•

Changes in the fair value of the index-based interest guarantees. These changes may fluctuate from quarter to quarter due to changes in interest rates and equity market volatility. See “Business Segments—Asset Management Segment—Benefits and Expenses—Interest Credited” for information regarding the interest credited on our indexed annuity product.

The following table sets forth interest credited and associated key components:

	$0,000.0	$0,000.0	$0,000.0	$0,000.0	$0,000.0
	Years ended December 31,
(Dollars in millions)	2011	Change	2010	Change	2009
Interest credited	$161.0	$2.6	$158.4	$12.8	$145.6
Key components of interest credited:
Contribution from the change in fair value of index-based interest guarantees	$1.3	$(4.5)	$5.8	$6.2	$(0.4)
Average individual annuity assets under administration	2,830.0	11.5%	2,537.6	14.1%	2,223.8

The increases in interest credited for both 2011 and 2010 primarily reflected growth in our average individual annuity assets under administration and the change in fair value of the index-based interest guarantees.

Ex 99.3 - 6

Operating Expenses

The following table sets forth operating expenses and costs incurred during 2009 operating expense reduction initiatives:

	00000000	00000000	00000000	00000000	00000000
	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Operating expenses	$471.2	5.6%	$446.2	(6.3)%	$476.2
Pre-tax costs related to operating expense reduction initiatives	—	n/a	—	n/a	18.6

The increase in operating expenses for 2011 compared to 2010 was primarily related to business growth as evidenced by premium growth, and approximately $11.0 million in project costs for information technology services. See “Business Segments.”

The decrease in operating expenses for 2010 compared to 2009 was primarily related to the completion of our 2009 operating expense reduction initiatives and careful expense management during 2010. Operating expenses for 2009 included $18.6 million of costs related to our 2009 operating expense reduction initiatives. These costs were recorded in our Other category. The cost savings resulting from these initiatives were primarily reflected in the Asset Management segment for 2010. See “Business Segments.”

Commissions and Bonuses

Commissions and bonuses primarily represent sales-based compensation, which can vary depending on the product, the structure of the commission program and other factors such as customer retention, sales, growth in assets under administration and the profitability of business in each of our segments.

The following table sets forth commissions and bonuses:

	00000000000	00000000000	00000000000	00000000000	00000000000
	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Commissions and bonuses	$218.7	6.1%	$206.1	2.0%	$202.0

The increase in commissions and bonuses for 2011 compared to 2010 was primarily due to an increase in our Insurance Services segment sales and individual annuity business sales. The increase in commissions and bonuses for 2010 compared to 2009 was primarily due to an increase in our Insurance Services segment sales, partially offset by a change in our individual annuity product mix.

Net Change in Deferred Acquisition Costs (“DAC”), Value of Business Acquired (“VOBA”) and Other Intangible Assets

We normally defer certain acquisition-related commissions and incentive payments, certain costs of policy issuance and underwriting, and certain printing costs. These costs are then amortized into expenses over a period not to exceed the life of the related policies, which for group insurance contracts is the initial premium rate guarantee period and averages 2.5 years. VOBA primarily represents the discounted future profits of business assumed through reinsurance agreements. A portion of VOBA is amortized each year to achieve matching against expected gross profits. Our other intangible assets, consisting of customer lists and marketing agreements, are also subject to amortization. Customer lists were obtained through acquisitions of Asset Management businesses and have a combined estimated weighted-average remaining life of approximately 8.3 years. The intangible asset associated with the individual disability marketing agreement with the Minnesota Life Insurance Company (“Minnesota Life”) will be fully amortized by 2023. See “Critical Accounting Policies and Estimates—DAC, VOBA and Other Intangible Assets.”

Ex 99.3 - 7

The following table sets forth the operating impact resulting in a net increase in DAC, VOBA and other intangible assets:

	Years ended December 31,
(In millions)	2011	Dollar Change	2010	Dollar Change	2009
Deferral of acquisition costs	$(81.7)	$(5.7)	$(76.0)	$0.7	$(76.7)
Amortization of DAC, VOBA and other intangible assets	67.2	8.3	58.9	(4.5)	63.4

Net increase in DAC, VOBA and other intangible assets	$(14.5)	$2.6	$(17.1)	$(3.8)	$(13.3)

The net increase in DAC, VOBA and other intangible assets was lower for 2011 compared to 2010 primarily due an increase in the amortization of DAC which was driven by an increase in net investment income from call premiums. This increase was partially offset by losses due to the change in fair value of our indexed-based guarantees and an increase in deferrals in our Insurance services segment resulting from higher sales.

The net increase in DAC, VOBA and other intangible assets was higher for 2010 compared to 2009 due to an increase in deferrals in our group insurance businesses resulting from higher sales, a decrease in amortization driven by favorable persistency in our group and individual disability insurance businesses, changes in the interest rates environment and favorable lapse experience in the individual annuity segment.

Income Taxes

Income taxes may differ from the amount computed by applying the federal corporate tax rate of 35% to pre-tax income because of the net result of permanent differences between book and taxable income and because of the inclusion of state and local income taxes, net of the federal tax benefit.

The following table sets forth the combined federal and state effective income tax rates:

	Years ended December 31,
	2011	2010	2009
Combined federal and state effective income tax rates	28.6%	33.2%	33.8%

During 2011 and the second half of 2010, we purchased tax-advantaged investments. As a result of these investments, our effective tax rate decreased 3.2% in 2011. The effective rate also decreased due to certain favorable permanent tax differences relative to lower income in 2011. We will continue to purchase investments that meet our yield and quality requirements.

At December 31, 2011, the years open for audit by the Internal Revenue Service (“IRS”) were 2009 through 2011. The years 2008 through 2011 were also open for audit by state authorities. See Item 8, “Financial Statements and Supplementary Data—Notes to the Consolidated Financial Statements—Note 7—Income Taxes” for more information on the change in the effective tax rate.

Business Segments

We operate through two reportable segments: Insurance Services and Asset Management, as well as an Other category. Resources are allocated and performance is evaluated at the segment level. The Insurance Services segment offers group and individual disability insurance, group life and accidental death and dismemberment (“AD&D”) insurance, group dental and group vision insurance, and absence management services. The Asset Management segment offers full-service 401(k) plans, 403(b) plans, 457 plans, defined benefit plans, money purchase pension plans, profit sharing plans and non-qualified deferred compensation products and services. This segment also offers investment advisory and management services, financial planning services, commercial mortgage loan origination and servicing, individual fixed-rate annuity products, group annuity contracts and retirement plan trust products. The Other category includes return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses and adjustments made in consolidation.

Ex 99.3 - 8

The following table sets forth segment revenues measured as a percentage of total revenues, excluding revenues from the Other category:

	0000000000000000	0000000000000000	0000000000000000
	Years ended December 31,
	2011	2010	2009
Insurance Services	86.5%	85.3%	86.3%
Asset Management	13.5	14.7	13.7

Insurance Services Segment

The Insurance Services segment is our largest segment and substantially influences our consolidated financial results.

The following table sets forth key indicators that we use to manage and assess the performance of the Insurance Services segment:

	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Premiums	$2,145.3	4.3%	$2,056.2	(0.5)%	$2,067.2
Total revenues	2,498.9	3.9	2,404.7	(0.2)	2,410.6
Income before income taxes	201.2	(35.2)	310.4	(11.9)	352.5
Sales (annualized new premiums) reported at contract effective date	358.6	2.0	351.7	13.2	310.8
Benefit ratios, including interest credited (% of premiums):
Insurance Services segment	81.8%		76.4%		74.3%
Group insurance	83.1		77.2		74.7
Individual disability	67.3		66.8		69.3
Operating expense ratio (% of premiums)	15.8%		16.1%		16.2%

Income before income taxes decreased for 2011 compared to 2010 primarily due to less favorable claims experience in the group insurance business as a result of higher group long term disability claims incidence. Income before income taxes decreased for 2010 compared to 2009 primarily due to less favorable claims experience and lower premiums.

Revenues

Revenues for the Insurance Services segment are primarily driven by insurance premiums. The increase in revenues for 2011 compared to 2010 was primarily due to higher premiums in our group insurance business. The slight decrease in revenues for 2010 compared to 2009 was primarily due to lower premiums in our individual disability insurance business due to a single premium of approximately $18 million received in the first quarter of 2009 related to the termination of reinsurance on certain individual disability reinsured policies and claims.

Premiums

The primary factors that affect premiums for the Insurance Services segment are sales and customer retention for our insurance products and organic growth in our group insurance businesses derived from existing group policyholders’ employment and wage growth. Premium levels can also be influenced by ERRs. ERRs represent cost sharing arrangements with certain group contract holders that provide refunds to the contract holders when claims experience is better than contractual benchmarks, and provide for additional premiums to be paid when claims experience is below the contractual benchmarks. ERRs can fluctuate widely from quarter to quarter depending on the underlying experience of specific contracts.

Ex 99.3 - 9

The following table sets forth premiums and sales by line of business for the Insurance Services segment:

	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Premiums:
Group life and AD&D	$892.6	6.8%	$835.7	2.0%	$819.6
Group long term disability	803.3	0.4	799.9	(3.1)	825.6
Group short term disability	208.0	2.1	203.7	(1.0)	205.7
Group other	81.6	0.1	81.5	2.5	79.5
Experience rated refunds	(12.5)	55.2	(27.9)	30.6	(40.2)

Total group insurance	1,973.0	4.2	1,892.9	0.1	1,890.2
Individual disability	172.3	5.5	163.3	(7.7)	177.0

Total premiums	$2,145.3	4.3	$2,056.2	(0.5)	$2,067.2

Key indicators of premiums:
Total premiums excluding ERRs	$2,157.8	3.5%	$2,084.1	(1.1)%	$2,107.4
Group insurance sales (annualized new premiums) reported at contract effective date	336.4	1.8	330.6	14.9	287.8
Individual disability sales (annualized new premiums)	22.2	5.2	21.1	(8.3)	23.0

The increase in group insurance premiums for 2011 compared to 2010 was primarily due to strong group insurance sales and strong customer retention levels, in addition to comparatively lower ERRs. The decrease in individual disability premiums for 2010 was primarily related to a single premium of approximately $18 million received in the first quarter of 2009 related to the termination of reinsurance on certain individual disability reinsured policies and claims. The premiums received from these terminations of reinsurance were offset by approximately $18 million in additional reserves assumed.

Sales. Strong group insurance sales for 2011 reflected continued customer interest for our product and service capabilities while the group insurance market continues to be a price-competitive sales environment.

Customer Retention. Customer retention, also referred to as persistency, increased to 88.8% for 2011, compared to 88.7% for 2010. Persistency in our individual disability products remained above 90%.

Organic Growth. A portion of premium growth in our group insurance in force business is affected by employment and wage growth in our existing customer base, changes in price per insured and the average age of employees. While the national economy has shown positive employment growth recently, the economy is continuing to negatively affect wage rate and employment in our customer base. Our premiums continued to be adversely affected by the unfavorable economic environment facing our customers.

Ex 99.3 - 10

Net Investment Income

The following table sets forth net investment income for the Insurance Services segment:

	000000000	000000000	000000000	000000000	000000000
	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Net investment income	$341.3	0.7%	$338.9	1.1%	$335.1

Net investment income is primarily affected by changes in levels of invested assets, interest rates and prepayment fees. See “Consolidated Results of Operations—Revenues—Net Investment Income.”

Benefits and Expenses

Benefits to Policyholders (including interest credited)

Benefits to policyholders is primarily affected by the following factors:

•	Reserves that are established in part based on premium levels.
•

Claims experience—the predominant factors affecting claims experience are claims incidence, measured by the number of claims, and claims severity, measured by the magnitude of the claim and the length of time a disability claim is paid.

•

Reserve assumptions—the assumptions used to establish the related reserves reflect claims incidence and severity, and the discount rate. The discount rate is affected by the new money investment interest rates and the overall portfolio yield. See “Critical Accounting Policies and Estimates—Reserves for Future Policy Benefits and Claims.”

The benefit ratio, calculated as benefits to policyholders and interest credited as a percentage of premiums, is utilized to provide a measurement of claims normalized for growth in our in force block.

The following table sets forth benefits to policyholders (including interest credited) and the benefit ratios for the Insurance Services segment:

	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Benefits to policyholders, including interest credited	$1,755.5	11.7%	$1,571.2	2.4%	$1,535.0
Benefit ratios, including interest credited (% of premiums):
Insurance Services segment	81.8%		76.4%		74.3%
Group insurance	83.1		77.2		74.7
Individual disability	67.3		66.8		69.3

The increase in Insurance Services benefits to policyholders (including interest credited) for 2011 compared to 2010 was primarily due to higher claims incidence in our group long term disability insurance business. In addition, there was a reserve release for group long term disability claims of $14.6 million in 2010 and no similar release in 2011. These increases were partially offset by a decrease in additional amounts recorded to our individual disability reserves, which totaled $3.6 million for 2011, compared to $7.8 million for 2010.

The higher claims incidence in our group long term disability business has not been concentrated in any single industry, region or policy year.

The increase in Insurance Services benefits to policyholders (including interest credited) for 2010 compared to 2009 was primarily due to higher incidence and fewer claim closures in the group long term disability insurance business, a few large claims in the group life insurance business and a decrease in the group long term disability reserve release which amounted to $16.6 million for 2009 and $14.6 million for 2010. Offsetting these factors was a decrease in additional amounts recorded to our individual disability reserves which totaled $11.5 million for 2009, compared to $7.8 million for 2010, in addition to the inclusion of approximately $18 million of additional individual disability insurance reserves in 2009 benefits to policyholders recorded due to the termination of reinsurance on certain reinsured policies and claims.

Ex 99.3 - 11

The reserve releases related to our group long term disability insurance business for 2010 and 2009 were primarily due to favorable claims experience compared to reserving assumptions for certain reserve items. Claims experience is one of the factors we use in estimating our reserves. However, the favorable claims experience seen in 2010 and 2009 did not result in a significant change in our underlying assumptions or methods used to determine the estimated reserves, primarily due to the long-term nature of our group long term disability insurance business and the materiality of other factors, including the potential impact of the economic uncertainty during 2010 and 2009. We carefully monitor trends in reserve assumptions and when these trends become credible and are expected to persist, we incorporate these factors into our reserves to ensure the best estimates are established. For a complete discussion of our reserve methodology, see “Critical Accounting Policies and Estimates—Reserves for Future Policy Benefits and Claims.”

During 2011, we implemented targeted pricing increases on our group long term disability business that were, on average, in the high single digit range. These pricing increases apply to both new sales and renewal business. Our pricing reflects our long-term expectations of claims experience, demographic changes, return objectives and interest rates. We will continue to monitor our claims activity closely, but remain confident in our current underwriting methodologies. The increase in benefits to policyholders was partially offset by a higher average discount rate used for 2011 than 2010 to establish reserves on newly incurred long term disability claims.

The group insurance benefit ratio for 2011 was outside of our 2011 estimated annual range of 74% to 78%. The benefit ratio is expected to remain elevated while the economy remains weak and until pricing actions are fully implemented. Group insurance claims experience and the corresponding benefit ratio can fluctuate widely from quarter to quarter, and therefore should be analyzed over a longer period.

We generally expect the individual disability benefit ratio to trend down over the long term to reflect growth in the business outside of the large block of individual disability business assumed in 2000 from Minnesota Life. The anticipated general decrease in the expected benefit ratio does not necessarily indicate an increase in profitability; rather it reflects a change in the mix of revenues from the business.

In 2006, we adjusted the claim termination rate assumptions for the reserves on a small block of individual disability claims based on an industry table. These assumptions were further refined in 2011, 2010 and 2009 resulting in increases in reserves of $5.5 million, $12.5 million and $11.5 million, respectively. Our block of business is relatively small, and, as a result, we view a blend of the released industry table and our own experience as a more appropriate method for establishing reserve levels compared solely to our own experience. We will continue to monitor the credibility of our developing experience and, if necessary, will adjust reserves accordingly.

We refined our reserve calculation for certain other individual disability claims in 2011 and 2010 which resulted in a decrease in our individual disability reserves of $1.9 million and $4.7 million, respectively. There were no similar calculation refinements in 2009.

The following table sets forth the average discount rate used for newly incurred long term disability claim reserves and life waiver reserves:

	Years ended December 31,
	2011	2010	2009
Average discount rate	5.13%	5.00%	5.00%

The discount rate is based on the average rate we receive on newly invested assets during the previous 12 months, less a margin. We also consider our average investment yield and average discount rate on our entire block of claims when deciding whether to increase or decrease the discount rate. Based on our current size, every 25 basis point decrease in the discount rate would result in an increase of approximately $1.6 million per quarter of benefits to policyholders. We do not adjust group insurance premium rates based on short-term fluctuations in investment yields. Any offsetting adjustments of group insurance premium rates due to sustained changes in investment yields can take from one to three years given that most new contracts have rate guarantees in place.

If investment rates prove to be lower than provided for in the margin between the new money investment rate and the reserve discount rate, we could be required to increase reserves, which could cause expense for benefits to policyholders to increase. Given the uncertainty of the movement of future interest rates, this may result in significantly higher or lower discount rates. A sustained low interest rate environment and fewer commercial mortgage loan and tax-advantaged investments in future quarters could result in future reductions to the discount rate. The margin in our overall block of business for group insurance between the invested asset yield and the weighted-average reserve discount rate at December 31, 2011 and December 31, 2010 was 40 and 41 basis points, respectively. See “Liquidity and Capital Resources.”

Ex 99.3 - 12

Operating Expenses

The following table sets forth operating expenses for the Insurance Services segment:

	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Operating expenses	$338.7	2.1%	$331.8	(0.6)%	$333.9

The increase in Insurance Services operating expenses for 2011 compared to 2010 was primarily related to business growth as evidenced by premium growth. The decrease in Insurance Services operating expenses for 2010 compared to 2009 was primarily due to a decrease in lease obligations and compensation related expenses resulting from our 2009 operating expense reduction initiatives and careful expense management during 2010. This was partially offset by increased costs associated with several new customer service programs implemented in 2010.

Asset Management Segment

The following tables set forth key indicators that we use to manage and assess the performance of the Asset Management segment:

	Years ended December 31,
(In millions)	2011	Percent Change	2010	Percent Change	2009
Revenues:
Premiums	$8.0	(80.7)%	$41.5	19.6%	$34.7
Administrative fees	119.9	(1.3)	121.5	6.5	114.1
Net investment income	262.7	4.7	251.0	7.3	234.0

Total revenues	$390.6	(5.7)	$414.0	8.2	$382.8

Income before income taxes	$61.3	10.5%	$55.5	55.0%	$35.8
Sales (Individual annuity deposits)	410.3	12.8	363.8	(8.8)	398.8
Interest credited (% of net investment income):
Retirement plans	54.6%		56.5%		57.5%
Individual annuities	66.5		69.0		68.4
Retirement plans annualized operating expenses (% of average assets under administration)	0.58%		0.57%		0.65%

	At December 31,
(Dollars in millions)	2011	2010	Percent Change
Assets under administration:
Retirement plans general account	$1,730.2	$1,587.2	9.0%
Retirement plans separate account	4,593.5	4,787.4	(4.1)

Total retirement plans insurance products	6,323.7	6,374.6	(0.8)
Retirement plans trust products	7,441.2	8,907.1	(16.5)
Individual annuities	2,975.7	2,684.2	10.9
Commercial mortgage loans for other investors	2,691.6	2,697.3	(0.2)
Private client wealth management	1,001.5	1,224.5	(18.2)

Total assets under administration	$20,433.7	$21,887.7	(6.6)

Income before income taxes increased for 2011 compared to 2010 primarily due to higher bond call premiums and commercial mortgage loan prepayment fee revenues. Income before income taxes increased for 2010 compared to 2009 primarily due to an increase in net investment income, an increase in administrative fee revenues and reduced operating expenses resulting from the implementation of our 2009 operating expense reduction initiatives.

Ex 99.3 - 13

Revenues

Revenues for the Asset Management segment include retirement plan trust product administration fees, fees on investments held in separate account assets and private client wealth management assets under administration, and investment income on general account assets under administration. Premiums and benefits to policyholders reflect both the sale of life-contingent annuities by our individual annuity business and the conversion of retirement plan assets into life-contingent annuities. Most of the sales for this segment are recorded as deposits and are therefore not reflected as premiums. Individual fixed-rate annuity deposits earn investment income, a portion of which is credited to policyholders.

The decrease in revenue for 2011 compared to 2010 was primarily due to a decrease in individual annuity premiums, which were driven by decreased sales of life-contingent annuities, which fluctuate widely in a price competitive market. The decrease in individual annuity premiums was partially offset by an increase in net investment income due to higher bond call premiums and commercial mortgage loan prepayment fees. The increase in revenues for 2010 compared to 2009 was primarily due to an increase in net investment income, primarily related to an increase in average individual annuity assets under administration, and administrative fee revenues, primarily due to the effect of improved equity market performance on our retirement plan assets under administration.

Premiums

Premiums for the Asset Management segment are generated from the sale of life-contingent annuities, which are primarily a single-premium product. Premiums and benefits to policyholders reflect both the sale of immediate annuities by our individual annuity business and the conversion of retirement plan assets into life-contingent annuities, which can be selected by plan participants at the time of retirement. Premiums for the segment can vary significantly from quarter to quarter due to low sales volume of life-contingent annuities and the varying size of single premiums. Increases or decreases in premiums for life-contingent annuities generally correlate with corresponding increases or decreases in benefits to policyholders.

The following table sets forth premiums by line of business for the Asset Management segment:

	Years ended December 31,
(In millions)	2011	Dollar Change	2010	Dollar Change	2009
Premiums:
Retirement plans	$2.0	$0.4	$1.6	$0.9	$0.7
Individual annuities	6.0	(33.9)	39.9	5.9	34.0

Total premiums	$8.0	$(33.5)	$41.5	$6.8	$34.7

Administrative Fee Revenues

Administrative fee revenues for the Asset Management segment include asset-based and plan-based fees related to our retirement plans and private client wealth management businesses, and fees related to the origination and servicing of commercial mortgage loans. The primary driver for administrative fee revenues is the level of assets under administration for retirement plans, which is driven by equity market performance and net customer deposits. Assets under administration that produce administrative fee revenues include retirement plan separate account, retirement plan trust products, private client wealth management and commercial mortgage loans under administration for other investors.

Ex 99.3 - 14

The following tables set forth administrative fee revenues by line of business and associated key indicators for the Asset Management segment:

	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Administrative fee revenues:
Retirement plans	$90.0	(2.7)%	$92.5	4.5%	$88.5
Other financial services business	29.9	3.1	29.0	13.3	25.6

Total administrative fee revenues	$119.9	(1.3)	$121.5	6.5	$114.1

	At December 31,
(Dollars in millions)	2011	2010	Percent Change
Key indicators of administrative fee revenues:
Assets under administration:
Retirement plan separate account	$4,593.5	$4,787.4	(4.1)%
Retirement plan trust products	7,441.2	8,907.1	(16.5)
Commercial mortgage loans for other investors	2,691.6	2,697.3	(0.2)
Private client wealth management	1,001.5	1,224.5	(18.2)

The decrease in administrative fee revenues for 2011 compared to 2010 was primarily due to a few large plan terminations in the Company’s retirement plan trust assets under administration in the first quarter and the fourth quarter of 2011, and a decline in assets under administration in our private client wealth management assets due to attrition associated with the loss of two advisers. The increase in administrative fee revenues for 2010 compared to 2009 was primarily due to the effect of improved equity market performance on our retirement plan assets under administration, higher commercial mortgage loans under administration and higher private client wealth management assets under administration. These increases occurred despite a decrease in retirement plan trust assets under administration. The decline in retirement plan trust assets under administration was primarily due to the termination of a few large trust retirement plans in the first six months of 2010 that did not meet our profitability objectives. The administrative fee revenues generated from these terminated plans were not significant.

Net Investment Income

The following table sets forth net investment income and associated key indicators for the Asset Management segment:

	Years ended December 31,
(Dollars in millions)	2011	Change	2010	Change	2009
Net investment income:
Retirement plans	$90.4	3.4%	$87.4	1.9%	$85.8
Individual annuities	161.0	6.6	151.0	12.8	133.9
Other financial services business	11.3	(10.3)	12.6	(11.9)	14.3

Total net investment income	$262.7	4.7	$251.0	7.3	$234.0

Key indicators of net investment income:
Average assets under administration:
Retirement plan general account	$1,658.7	6.1%	$1,563.7	3.6%	$1,510.0
Individual annuities	2,830.0	11.5	2,537.6	14.1	2,223.8
Contribution from the change in fair value of the S&P 500 Index options	$(0.2)	$(8.6)	$8.4	$3.7	$4.7
Commercial mortgage loan originations	1,007.7	13.5%	887.5	23.5%	718.5
Portfolio yields:
Fixed maturity securities	5.08%		5.31%		5.46%
Commercial mortgage loans	6.34		6.45		6.46

Ex 99.3 - 15

The increase in net investment income for 2011 compared to 2010 was primarily due to increases in our average individual annuity assets under administration and our average retirement plan general account assets under administration. Also contributing to the increase in net investment income for 2011 compared to 2010 were increases of $6.3 million of call premiums received on certain fixed maturity securities, and $4.1 million of prepayment fees received on commercial mortgage loans. These increases were partially offset by the change in fair value of our S&P 500 Index options and a decline in the portfolio yield of our fixed maturity securities and commercial mortgage loans. See Item 8, “Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 11—Derivative Financial Instruments” for further derivatives disclosure.

The increase in net investment income for 2010 compared to 2009 was primarily due to an increase in average individual annuity assets under administration resulting from individual annuity sales, and an increase in average retirement plan general account assets under administration. These increases were enhanced by the change in fair value of our S&P 500 Index options. Partially offsetting these increases was a decline in the portfolio yield for our fixed maturity securities. See Item 8, “Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 11—Derivative Financial Instruments” for further derivatives disclosure.

Benefits and Expenses

Benefits to Policyholders

Benefits to policyholders for the Asset Management segment primarily represent current and future benefits on life-contingent annuities. Changes in the level of benefits to policyholders will generally correlate to changes in premium levels because these annuities are primarily single-premium life-contingent annuity products with a significant portion of all premium payments established as reserves.

The following table sets forth benefits to policyholders for the Asset Management segment:

	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Benefits to policyholders	$20.3	(62.0)%	$53.4	17.6%	$45.4

Interest Credited

Interest credited represents interest paid to policyholders on retirement plan general account assets, individual fixed-rate annuity deposits and index-based interest guarantees.

The following table sets forth interest credited and associated key indicators for the Asset Management segment:

	Years ended December 31,
(In millions)	2011	Dollar Change	2010	Dollar Change	2009
Interest credited	$156.4	$2.8	$153.6	$12.7	$140.9
Key indicators of interest credited:
Contribution from the change in fair value of index-based interest guarantees	$1.3	$(4.5)	$5.8	$6.2	$(0.4)

The increase in interest credited for 2011 compared to 2010 was primarily due to growth in our individual fixed-rate annuity assets under administration, which was partially offset by the change in fair value of the index-based interest guarantees. The increase in interest credited for 2010 compared to 2009 was primarily due to growth in our individual fixed-rate annuity assets under administration enhanced by the change in fair value of the index-based interest guarantees. See Item 8, “Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 11—Derivative Financial Instruments” for further derivatives disclosure.

Ex 99.3 - 16

Operating Expenses

The following table sets forth operating expenses for the Asset Management segment:

	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Operating expenses	$115.2	(3.2)%	$119.0	(6.2)%	$126.9

The slight decrease in Asset Management operating expenses for the first quarter of 2011 compared to the first quarter of 2010 was due primarily to increased business related service and administrative costs. Operating expenses stayed relatively consistent from the first quarter of 2012 compared to the first quarter of 2011.

OTHER

In addition to our two segments, we report our holding company and corporate activities in the Other category. This category includes return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses and adjustments made in consolidation.

The following table sets forth results for the Other category:

	Years ended December 31,
(Dollars in millions)	2011	2010	2009
Loss before income taxes	$(71.0)	$(87.8)	$(77.9)
Pre-tax costs related to operating expense reduction initiatives	—	—	18.6

The decrease in losses before income taxes for 2011 compared to 2010 was primarily due to a decrease in net capital losses, partially offset by a decrease in net investment income and an increase in operating expenses related to project costs for information technology service changes and other business initiatives. These operating expenses included severance and outsourcing transition costs, which were reported in our Other category since these costs were not representative of our segment operations.

The increase in losses before income taxes for 2010 compared to 2009 was primarily due to higher net capital losses. The loss before income taxes for 2009 included costs related to our 2009 operating expense reduction initiatives, primarily related to severance costs and lease terminations. The benefits from these enhanced efficiencies began in the second half of 2009.

Net Capital Gains (Losses)

Net capital gains and losses generally are not likely to occur in a stable pattern and primarily occur as a result of OTTI of assets in our bond portfolio, provisions to our commercial mortgage loan loss allowance, losses recognized due to impairment of real estate, low-income housing tax credit investments and from sales of our assets for more or less than carrying value.

The following table sets forth net capital gains and losses and associated key components:

	Years ended December 31,
(In millions)	2011	2010	2009
Net capital gains (losses):
Fixed maturity securities	$9.1	$15.4	$(5.4)
Commercial mortgage loans	(31.8)	(46.9)	(20.3)
Real estate investments	34.7	9.6	(0.4)
Real estate owned	(16.5)	(22.9)	—
Other	(2.4)	(6.8)	(0.8)

Total net capital losses	$(6.9)	$(51.6)	$(26.9)

Key components of net capital losses:
Provision in our commercial mortgage loan loss allowance	$(32.7)	$(48.1)	$(21.1)
OTTI on fixed maturity securities	(1.8)	(0.7)	(5.9)
Impairments on real estate owned	(15.8)	(25.7)	(0.1)

Ex 99.3 - 17

The decrease in net capital losses for 2011 compared to 2010 was primarily due to higher net capital gains on the sale of real estate investments in 2011, and a comparatively smaller increase in the provision for our commercial mortgage loan loss allowance in 2011.

Net capital losses for 2010 were primarily related to the foreclosure and restructuring of commercial mortgage loans with a single borrower during the second quarter of 2010 recorded as additional provisions to our commercial mortgage loan loss allowance. Capital losses were also recognized due to impairments on properties acquired from the above mentioned borrower resulting from the receipt of independent appraisals and on low-income housing tax credit investments. These losses were partially offset by net capital gains related to the sale of certain fixed maturity securities and from the sale of real estate investments.

LIQUIDITY AND CAPITAL RESOURCES

Asset-Liability Matching and Interest Rate Risk Management

Asset-liability management is a part of our risk management structure. The risks we assume related to asset-liability mismatches vary with economic conditions. The primary sources of economic risk are interest rate related and include changes in interest rate term risk, credit risk and liquidity risk. It is generally management’s objective to align the characteristics of assets and liabilities so that our financial obligations can be met under a wide variety of economic conditions. From time to time, management may choose to liquidate certain investments and reinvest in different investments so that the likelihood of meeting our financial obligations is increased. See “—Investing Cash Flows.”

We manage interest rate risk, in part, through asset-liability analyses. In accordance with presently accepted actuarial standards, we have made adequate provisions for the anticipated cash flows required to meet contractual obligations and related expenses through the use of statutory reserves and related items at December 31, 2011.

Our interest rate risk analysis reflects the influence of call and prepayment rights present in our fixed maturity securities and commercial mortgage loans. The majority of these investments have contractual provisions that require the borrower to compensate us in part or in full for reinvestment losses if the security or loan is retired before maturity. Callable bonds without make-whole provisions represented 6.4% of our fixed maturity security portfolio at December 31, 2011. We also originate commercial mortgage loans containing a make-whole prepayment provision requiring the borrower to pay a prepayment fee. As interest rates decrease, potential prepayment fees increase. These larger prepayment fees deter borrowers from refinancing during a low interest rate environment. Approximately 95% of the commercial mortgage loans we originate contain this prepayment provision. Almost all of the remaining commercial mortgage loans contain fixed percentage prepayment fees that mitigate prepayments but may not fully protect our expected cash flows in the event of prepayment.

Our financial instruments are exposed to financial market volatility and potential disruptions in the market that may result in certain financial instruments becoming less valuable. Financial market volatility includes interest rate risk. We have analyzed the estimated loss in fair value of certain market sensitive financial assets held at December 31, 2011 and 2010, using a hypothetical 10% increase in interest rates and related qualitative information on how we manage interest rate risk. The interest rate sensitivity analysis was based upon our fixed maturity securities and commercial mortgage loans held at December 31, 2011 and 2010. Interest rate sensitivity of our financial assets was measured assuming a parallel shift in interest rates. All security yields were increased by 10% of the year-end 10-year U.S. Government Treasury bond yield, or 0.19% and 0.33% for the 2011 and 2010 analyses, respectively. The change in fair value of each security was estimated as the change in the option adjusted value of each security. Option adjusted values were computed using our payment models and provisions for the effects of possible future changes in interest rates. The analyses did not explicitly provide for the possibility of non-parallel shifts in the yield curve, which would involve discount rates for different maturities being increased by different amounts. The actual change in fair value of our financial assets can be significantly different from that estimated by the model. The hypothetical reduction in the fair value of our financial assets that resulted from the model was estimated to be $98 million and $150 million at December 31, 2011 and 2010, respectively.

Additionally, a cash management process is in place that anticipates short-term cash needs. Depending upon capital market conditions, anticipated cash needs may be covered by liquid asset holdings or a draw upon our line of credit. In almost all cases, borrowed funds can be retired from normal operating cash flows in conjunction with adjustments to long-term investing practice within half a year. For more information about our line of credit, see “—Financing Cash Flows,” and Part I, Item 1A, “Risk Factors.”

Operating Cash Flows

Net cash provided by operating activities is net income adjusted for non-cash items and accruals, and was $254.1 million, $355.1 million and $441.4 million for 2011, 2010 and 2009, respectively.

Ex 99.3 - 18

Investing Cash Flows

We maintain a diversified investment portfolio primarily consisting of fixed maturity securities and fixed-rate commercial mortgage loans. Investing cash inflows primarily consist of the proceeds of investments sold, matured or repaid. Investing cash outflows primarily consist of payments for investments acquired or originated.

The insurance laws of the states of domicile and other states in which the insurance subsidiaries conduct business regulate the investment portfolios of the insurance subsidiaries. Relevant laws and regulations generally limit investments to bonds and other fixed maturity securities, mortgage loans, common and preferred stock and real estate. Decisions to acquire and dispose of investments are made in accordance with guidelines adopted and modified from time to time by the Boards of Directors of our insurance subsidiaries. Each investment transaction requires the approval of one or more members of senior investment staff, with increasingly higher approval authorities required for transactions that are more significant. Transactions are reported quarterly to the Audit Committee of the Board of Directors for Standard Insurance Company (“Standard”) and to the Board of Directors for The Standard Life Insurance Company of New York.

Net cash used in investing activities was $595.4 million, $493.1 million and $907.6 million for 2011, 2010 and 2009, respectively. The increase in net cash used in investing activities for 2011 compared to 2010 was primarily due to higher commercial mortgage loan originations during 2011, in addition to higher net purchases of fixed maturity securities and other invested assets, resulting from higher policyholder fund net deposits. The decrease in net cash used in investing activities for 2010 compared to 2009 was primarily due to lower net purchases of fixed maturity securities, which resulted from lower policyholder fund net deposits, the termination of a few large retirement plans and higher repurchases of common stock.

Our target investment portfolio allocation is approximately 60% fixed maturity securities and 40% commercial mortgage loans with a maximum allocation of 45% to commercial mortgage loans. At December 31, 2011, our portfolio consisted of 56.9% fixed maturity securities, 41.2% commercial mortgage loans, 0.8% real estate, and 1.1% other invested assets.

Fixed Maturity Securities

We maintain prudent diversification across industries, issuers and maturities. We have avoided the types of structured products that do not meet an adequate level of transparency for good decision making. Our corporate bond industry diversification targets are based on the Bank of America Merrill Lynch U.S. Corporate Master Index, which is reasonably reflective of the mix of issuers broadly available in the market. Our fixed maturity securities below investment grade are primarily managed by a third party.

Our fixed maturity securities portfolio generates unrealized gains or losses primarily resulting from market interest rates that are lower or higher relative to our book yield at the reporting date. In addition, changes in the spread between the risk-free rate and market rates for any given issuer can fluctuate based on the demand for the instrument, the near-term prospects of the issuer and the overall economic climate.

The following table sets forth fixed maturity securities and associated key indicators:

	December 31,
(Dollars in millions)	2011	2010	Change
Fixed maturity securities	$6,769.5	$6,419.1	5.5%
Weighted-average credit quality of our fixed maturity securities portfolio (S&P)	A	A
Fixed maturity securities below investment grade:
As a percent of total fixed maturity securities	5.6%	5.2%	0.4%
Managed by a third party	$311.3	$292.3	$6.5
Fixed maturity securities on our watch list:
Fair value	8.9	0.7	8.2
Amortized cost after OTTI	12.2	1.0	11.2
Gross unrealized capital gains in our fixed maturity securities portfolio	580.5	415.8	39.6%
Gross unrealized capital losses in our fixed maturity securities portfolio	(20.9)	(19.7)	(6.1)

We recorded OTTI of $1.8 million and $0.7 million for 2011 and 2010, respectively. See “Critical Accounting Policies and Estimates—Investment Valuations—Fixed Maturity Securities.” We did not have any direct exposure to sub-prime or Alt-A mortgages in our fixed maturity securities portfolio at December 31, 2011.

Ex 99.3 - 19

Commercial Mortgage Loans

StanCorp Mortgage Investors, LLC originates and services fixed-rate commercial mortgage loans for the investment portfolios of our insurance subsidiaries and generates additional fee income from the origination and servicing of commercial mortgage loans participated to institutional investors. The level of commercial mortgage loan originations in any period is influenced by market conditions as we respond to changes in interest rates, available spreads and borrower demand.

The following table sets forth commercial mortgage loan originations:

	Years ended December 31,
(Dollars in millions)	2011	Percent Change	2010	Percent Change	2009
Commercial mortgage loan originations	$1,007.7	13.5%	$887.5	23.5%	$718.5

The increases in commercial mortgage loan originations for 2011 compared to 2010, and 2010 compared to 2009 was primarily due to increased activity in the commercial real estate market.

The following table sets forth commercial mortgage loan servicing data:

(Dollars in millions)	December 31,		Percent Change
	2011	2010
Commercial mortgage loans serviced:
For subsidiaries of StanCorp	$4,901.0	$4,509.7	8.7%
For other institutional investors	2,691.6	2,697.3	(0.2)
Capitalized commercial mortgage loan servicing rights associated with commercial mortgage loans serviced for other institutional investors	7.2	7.6	(5.3)

The estimated average loan to value ratio for the overall portfolio was less than 70% at December 31, 2011. The average loan balance of our commercial mortgage loan portfolio was approximately $0.8 million at December 31, 2011. We have the contractual ability to pursue personal recourse on approximately 73% of our loans and partial personal recourse on a majority of the remaining loans. The average capitalization rate for the portfolio at December 31, 2011 was approximately 9%. Capitalization rates are used internally to annually value our commercial mortgage loan portfolio.

At December 31, 2011, we did not have any direct exposure to sub-prime or Alt-A mortgages in our commercial mortgage loan portfolio. When we undertake mortgage risk, we do so directly through loans that we originate ourselves rather than in packaged products such as commercial mortgage-backed securities. Given that we service the vast majority of loans in our portfolios, we are prepared to deal with them promptly and proactively. Should the delinquency rate or loss performance of our commercial mortgage loan portfolio increase significantly, the increase could have a material adverse effect on our business, financial position, results of operations or cash flows.

Ex 99.3 - 20

The following table sets forth our commercial mortgage loan portfolio by property type, by geographic region within the U.S., and by U.S. state:

	December 31, 2011		December 31, 2010
(Dollars in millions)	Amount	Percent	Amount	Percent
Property type:
Retail	$2,457.8	50.1%	$2,186.4	48.4%
Office	911.1	18.6	855.2	18.9
Industrial	900.4	18.4	829.0	18.4
Hotel/motel	241.9	4.9	301.8	6.7
Commercial	187.1	3.8	179.5	4.0
Apartment and other	204.0	4.2	161.7	3.6

Total commercial mortgage loans	$4,902.3	100.0%	$4,513.6	100.0%

Geographic region:
Pacific	$1,699.3	34.7%	$1,558.5	34.5%
South Atlantic	953.8	19.5	838.9	18.6
West South Central	605.3	12.3	547.2	12.1
Mountain	585.8	11.9	541.1	12.0
East North Central	393.4	8.0	350.4	7.8
Middle Atlantic	243.8	5.0	257.1	5.7
West North Central	184.8	3.8	165.5	3.7
East South Central	129.9	2.6	129.0	2.8
New England	106.2	2.2	125.9	2.8

Total commercial mortgage loans	$4,902.3	100.0%	$4,513.6	100.0%

U.S. state:
California	$1,332.0	27.2%	$1,236.1	27.4%
Texas	550.8	11.2	495.8	11.0
Florida	305.3	6.2	240.2	5.3
Georgia	270.1	5.5	268.3	5.9
Other states	2,444.1	49.9	2,273.2	50.4

Total commercial mortgage loans	$4,902.3	100.0%	$4,513.6	100.0%

Our largest concentration of commercial mortgage loan property type was retail properties and primarily consisted of convenience related properties in strip malls, convenience stores and restaurants. Our exposure to retail properties is diversified among various borrowers, properties and geographic regions. In addition, retail commercial lending represents an area of experience and expertise, where careful underwriting and consistent surveillance mitigate risks surrounding our commercial mortgage lending in this area.

At December 31, 2011, our ten largest borrowers represented less than 9% of our total commercial mortgage loan portfolio balance. Our largest borrower concentrations within our commercial mortgage loan portfolio consisted of two borrowers that individually ranged from 1% to 2% of our total commercial mortgage loan portfolio balance.

Through our concentration of commercial mortgage loans in California, we are exposed to potential losses from an economic downturn in California as well as to certain catastrophes, such as earthquakes and fires that may affect certain areas of the western region. We require borrowers to maintain fire insurance coverage. We diversify our commercial mortgage loan portfolio within California by both location and type of property in an effort to reduce certain catastrophe and economic exposure. However, diversification may not always eliminate the risk of such losses. Historically, the delinquency rate of our California-based commercial mortgage loans has been substantially below the industry average and is consistent with our experience in other states. We do not require earthquake insurance for the properties when we underwrite new loans. However, we consider the potential for earthquake loss based upon seismic surveys and structural information specific to each property. We do not expect a catastrophe or earthquake damage in the western region to have a material adverse effect on our business, financial position, results of operations or cash flows. Currently, our California exposure is primarily in Los Angeles County, Orange County, San Diego County and the Bay Area Counties. We have a smaller concentration of commercial mortgage loans in the Inland Empire and the San Joaquin Valley where there has been greater economic decline. Due to the concentration of commercial mortgage loans in California, a continued economic decline in California could have a material effect on our business, financial position, results of operations or cash flows. See Part I, Item 1A, “Risk Factors.”

Ex 99.3 - 21

Under the laws of certain states, environmental contamination of a property may result in a lien on the property to secure recovery of the costs of cleanup. In some states, such a lien has priority over the lien of an existing mortgage against such property. As a commercial mortgage lender, we customarily conduct environmental assessments prior to making commercial mortgage loans secured by real estate and before taking title through foreclosure on real estate collateralizing delinquent commercial mortgage loans held by us. Based on our environmental assessments, we believe that any compliance costs associated with environmental laws and regulations or any remediation of affected properties would not have a material effect on our business, financial position, results of operations or cash flows. However, we cannot provide assurance that material compliance costs will not be incurred by us.

In the normal course of business, we commit to fund commercial mortgage loans generally up to 90 days in advance. At December 31, 2011, we had outstanding commitments to fund commercial mortgage loans totaling $105 million, with fixed interest rates ranging from 5.125% to 6.375%. These commitments generally have fixed expiration dates. A small percentage of commitments expire due to the borrower’s failure to deliver the requirements of the commitment by the expiration date. In these cases, we will retain the commitment fee and good faith deposit. Alternatively, if we terminate a commitment due to the disapproval of a commitment requirement, the commitment fee and good faith deposit may be refunded to the borrower, less an administrative fee.

The following table sets forth key commercial mortgage loan statistics:

	December 31,		Percent Change
(Dollars in millions)	2011	2010
Commercial mortgage loans 60 day delinquencies:
Book value	$17.1	$19.6	(12.8)%
Delinquency rate	0.34%	0.43%
In process of foreclosure	$5.1	$9.3	(45.2)
Restructured commercial mortgage loans	93.7	76.6	22.3

The performance of our commercial mortgage loan portfolio may fluctuate in the future. However, based on our business approach of diligently underwriting high-quality loans, we believe our delinquency rate will remain contained. We have steadfastly avoided the types of structured products that do not meet an adequate level of transparency for good decision making.

The following table sets forth details of our commercial mortgage loans foreclosed or accepted as deeds in lieu of foreclosure:

	Years ended December 31,
(Dollars in millions)	2011	Change	2010	Change	2009
Number of loans	49	(48)	97	72	25
Book value	$40.3	$(78.3)	$118.6	$85.4	$33.2
Real estate acquired	22.8	(80.4)	103.2	79.0	24.2

Real estate acquired through foreclosure or accepted as deeds in lieu of foreclosure is initially recorded at estimated net realizable value, which includes an estimate for disposal costs. These amounts may be adjusted in a subsequent period as additional market information regarding fair value is received. Real estate acquired during 2011 decreased compared to 2010 primarily due to a decrease in foreclosures and the acceptance of deeds in lieu of foreclosure. During 2010, we recorded capital losses of $26.0 million, primarily due to impairments recognized on 62 properties we acquired through the acceptance of deeds in lieu of foreclosure related to a single borrower. See “Critical Accounting Policies and Estimates—Investment Valuations—Commercial Mortgage Loans” for our commercial mortgage loan loss allowance policy.

The following table sets forth changes in the commercial mortgage loan loss allowance:

	Years ended December 31,
(In millions)	2011	Dollar Change	2010	Dollar Change	2009
Commercial mortgage loan loss allowance:
Beginning balance	$36.1	$16.5	$19.6	$12.8	$6.8
Provision	32.7	(15.4)	48.1	27.0	21.1
Charge-offs, net	(20.7)	10.9	(31.6)	(23.3)	(8.3)

Ending balance	$48.1	$12.0	$36.1	$16.5	$19.6

Ex 99.3 - 22

The smaller increase in the provision for the commercial mortgage loan loss allowance for 2011 compared to 2010 was primarily due to a prior year provision related to a single borrower, which is no longer in the commercial mortgage loan portfolio. The lower charge-offs for 2011 compared to 2010 were primarily related to the prior year acceptance of deeds in lieu of foreclosure associated with a single borrower in the second quarter of 2010, which did not recur in 2011. The increase in the provisions for the commercial mortgage loan loss allowance for 2010 compared to 2009 was primarily related to the foreclosure and restructuring of commercial mortgage loans with a single borrower during the second quarter of 2010.

The following table sets forth impaired commercial mortgage loans identified in management’s specific review of probable loan losses and the related allowance:

	December 31,		Dollar Change
(In millions)	2011	2010
Impaired commercial mortgage loans with specific allowances for losses	$75.8	$64.3	$11.5
Impaired commercial mortgage loans without specific allowances for losses	28.9	18.0	10.9
Specific allowance for losses on impaired commercial mortgage loans, end of the period	(26.6)	(20.4)	(6.2)

Net carrying value of impaired commercial mortgage loans	$78.1	$61.9	$16.2

An impaired commercial mortgage loan is a loan where we do not expect to receive contractual principal and interest in accordance with the terms of the loan agreement. A specific allowance for losses is recorded when a loan is considered to be impaired and it is probable that all amounts due will not be collected. We also hold specific allowances for losses on certain performing loans that we continue to monitor and evaluate. Impaired commercial mortgage loans without specific allowances for losses are those for which we have determined that it remains probable that we will collect all amounts due. The increase in the impaired commercial mortgage loans at December 31, 2011 compared to 2010 was primarily due to an increase in restructured commercial mortgage loans that were not performing to the contractual terms of the loan agreements.

The following table sets forth the average recorded investment in impaired commercial mortgage loans before specific allowance for losses:

	Years ended December 31,
(In millions)	2011	Dollar Change	2010	Dollar Change	2009
Average recorded investment	$92.3	$15.9	$76.4	$58.9	$17.5

Interest income is recorded in net investment income. We continue to recognize interest income on delinquent commercial mortgage loans until the loans are more than 90 days delinquent. Interest income and accrued interest receivable are reversed when a loan is put on non-accrual status. For loans that are less than 90 days delinquent, we may reverse interest income and the accrued interest receivable if there is a question on the collectability of the interest. Interest income on loans in the 90-day delinquent category is recognized in the period the cash is collected. We resume the recognition of interest income when the loan becomes less than 90 days delinquent and we determine it is probable that the loan will remain performing.

The amount of interest income recognized on impaired commercial mortgage loans was $3.8 million, $2.8 million and $0.1 million for 2011, 2010 and 2009, respectively. The cash received by us in payment of interest on impaired commercial mortgage loans was $3.1 million, $3.3 million and $0.1 million for 2011, 2010 and 2009, respectively.

Financing Cash Flows

Financing cash flows primarily consist of policyholder fund deposits and withdrawals, borrowings and repayments on the line of credit, borrowings and repayments on long-term debt, repurchases of common stock and dividends paid on common stock. Net cash provided by financing activities was $327.7 million, $181.7 million and $294.0 million for 2011, 2010 and 2009, respectively. The increase in funds provided by financing cash flows for 2011 compared to 2010 was primarily due to an increase in the level of new individual annuity deposits, resulting in a larger increase of policyholder deposits net of withdrawals. The increase was partially offset by an increase in cash used to repurchase shares of common stock. See “Capital Management—Share Repurchases” for further discussion on share repurchases.

We maintain a $200 million senior unsecured revolving credit facility (“Facility”). The Facility will remain at $200 million through June 15, 2012, and will decrease to $165 million thereafter until final maturity on June 15, 2013. Borrowings under the Facility will continue to be used to provide for working capital, for issuance of letters of credit and for our general corporate purposes.

Ex 99.3 - 23

Under the agreement, we are subject to customary covenants that take into consideration the impact of material transactions, changes to the business, compliance with legal requirements and financial performance. The two financial covenants are based on our total debt to total capitalization ratio and consolidated net worth. Under the two financial covenants, we are required to maintain a total debt to capitalization ratio that does not exceed 35% and a consolidated net worth that is equal to at least $1.04 billion. The financial covenants exclude the unrealized gains and losses related to fixed maturity securities that are held in accumulated other comprehensive income (loss). At December 31, 2011, we had a total debt to total capitalization ratio of 24.8% and consolidated net worth of $1.68 billion as defined by the financial covenants. We believe we will continue to meet the financial covenants in the future. The Facility is subject to performance pricing based upon our total debt to total capitalization ratio and includes interest based on a Eurodollar margin, plus facility and utilization fees. At December 31, 2011, we were in compliance with all covenants under the Facility and had no outstanding balance on the Facility.

We have $250 million of 6.875%, 10-year senior notes (“Senior Notes”), which mature on September 25, 2012. The principal amount of the Senior Notes is payable at maturity and interest is payable semi-annually in April and October.

We have $300 million of 6.90%, junior subordinated debentures (“Subordinated Debt”). The Subordinated Debt has a final maturity on June 1, 2067, is non-callable at par for the first 10 years (prior to June 1, 2017), and is subject to a replacement capital covenant. The covenant limits replacement of the Subordinated Debt for the first 40 years to be redeemable after year 10 (on or after June 1, 2017) and only with securities that carry equity-like characteristics that are the same as or more equity-like than the Subordinated Debt. The principal amount of the Subordinated Debt is payable at final maturity. Interest is payable semi-annually at 6.90% in June and December for the first 10 years up to June 1, 2017, and quarterly thereafter at a floating rate equal to three-month London Interbank Offered Rate plus 2.51%. We have the option to defer interest payments for up to five years. We have not deferred interest on the Subordinated Debt.

CAPITAL MANAGEMENT

State insurance departments require insurance enterprises to maintain minimum levels of capital and surplus. The target for our insurance subsidiaries is generally to maintain capital at 300% of the Company Action Level of Risk-based Capital (“RBC”) required by regulators, which is 600% of the Authorized Control Level RBC required by our states of domicile. The insurance subsidiaries held estimated capital of 327% of the Company Action Level RBC at December 31, 2011. At December 31, 2011, statutory capital, adjusted to exclude asset valuation reserves, for our regulated insurance subsidiaries totaled $1.30 billion.

The level of capital in excess of targeted RBC we generate varies inversely in relation to the level of our premium growth. As premium growth increases, capital is utilized to fund additional reserve requirements, meet increased regulatory capital requirements based on premium and cover certain acquisition costs associated with policy issuance, leaving less available capital beyond our target level. Higher levels of premium growth can result in increased utilization of capital beyond that which is generated by the business, and at very high levels of premium growth, we could generate the need for capital infusions. At lower levels of premium growth, additional capital produced by the business exceeds the capital utilized to meet these requirements, which can result in additional capital above our targeted RBC level. At our expected growth rate for 2012, we anticipate generating between $90 million and $120 million of capital in excess of our 300% RBC target. In assessing our capital position, we also consider cash and capital at the holding company and non-insurance subsidiaries.

Available capital consists of capital in excess of our insurance subsidiaries’ target RBC ratio of 300%, as well as cash and securities available to the holding company at our non-regulated subsidiaries. During 2011, our available capital decreased by approximately $15 million to $220 million. The capital decrease was primarily due to share repurchases, interest payments on our debt and our shareholder dividend payment, partially offset by capital generated by our insurance subsidiaries.

Dividends from Standard

Our ability to pay dividends to our shareholders, repurchase our shares and meet our obligations substantially depends upon the receipt of distributions from our subsidiary Standard. Standard’s ability to pay dividends to StanCorp is affected by factors deemed relevant by Standard’s Board of Directors. One factor considered by the Board is the ability to maintain adequate capital according to Oregon statute. Under Oregon law, Standard may pay dividends only from the earned surplus arising from its business. If the proposed dividend exceeds certain statutory limitations, Standard must receive the prior approval of the Director of the Oregon Department of Consumer and Business Services—Insurance Division (“Oregon Insurance Division”). The current statutory limitations are the greater of (a) 10% of Standard’s combined capital and surplus as of December 31 of the preceding year, or (b) the net gain from operations after dividends to policyholders and federal income taxes before realized capital gains or losses for the 12-month period ended on the preceding December 31. In each case, the limitation must be determined under statutory accounting practices. Oregon law gives the Oregon Insurance Division broad discretion to decline requests for dividends in excess of these limits. There are no regulatory restrictions on dividends from our non-insurance subsidiaries.

Ex 99.3 - 24

As of December 31, 2011, Standard’s net income after federal income taxes but before capital gains and losses was $144.0 million and capital and surplus was $1,193.1 million. Based upon Standard’s results for 2011, the amount of ordinary dividend available without additional approval from the Oregon Insurance Division was $144.0 million over a 12-month rolling period.

Dividends paid from Standard to StanCorp will be based on levels of available capital and needs at the holding company, which are driven by the financial results of Standard and the Company as a whole. Standard paid ordinary cash dividends to StanCorp of $87.8 million, $244.0 million and $170.0 million for 2011, 2010 and 2009, respectively.

Dividends to Shareholders

On November 14, 2011, our Board of Directors declared an annual cash dividend of $0.89 per share, calculated and payable on a per share basis. The dividend was paid on December 9, 2011 to shareholders of record on November 28, 2011. In 2010 and 2009, we paid an annual cash dividend of $0.86 and $0.80 per share, respectively. The Board of Directors has increased the annual dividend per share to shareholders each year for the past 12 consecutive years. The declaration and payment of dividends to shareholders in the future is subject to the discretion of our Board of Directors. It is anticipated that annual dividends to shareholders will be paid in December of each year depending on our financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on distributions from the insurance subsidiaries, the ability of the insurance subsidiaries to maintain adequate capital and other factors deemed relevant by the Board of Directors. In addition, the declaration and payment of dividends to shareholders would be restricted if we elect to defer interest payments on our Subordinated Debt issued May 7, 2007. If elected, the restriction would be in place during the interest deferral period, which cannot exceed five years. We have not deferred interest on the Subordinated Debt, and have paid dividends each year since our initial public offering in 1999.

Share Repurchases

On February 8, 2010, our Board of Directors authorized 3.0 million shares of StanCorp common stock for its share repurchase program. The February 2010 authorization took effect upon the completion of the previous share repurchase authorization and expired on December 31, 2011. The total number of shares repurchased through the February 2010 authorization was 2.9 million shares. On May 16, 2011, our Board of Directors authorized an additional 3.0 million shares of StanCorp common stock. As of December 31, 2011, 128,800 shares under the February 2010 authorization expired. The May 2011 authorization took effect upon the expiration of the February 2010 authorization and expires on December 31, 2012. No shares were repurchased under the May 2011 Plan at December 31, 2011. Share repurchases under the repurchase program are made in the open market or in negotiated transactions in compliance with the safe harbor provisions of Rule 10b-18 under regulations of the Securities Exchange Act of 1934 (“Exchange Act”). Repurchases are made at market prices on the transaction date. Execution of the share repurchase program is based upon management’s assessment of market conditions for its common stock, capital levels, our assessment of the overall economy and other potential growth opportunities or priorities for capital use.

The following table sets forth share repurchases activity:

	Years ended December 31,
(Dollars in millions except per share data)	2011	2010
Share repurchases:
Shares repurchased	2,180,100	2,034,200
Cost of share repurchases	$90.3	$81.8
Volume weighted-average price per common share	41.41	40.19
Shares remaining under repurchase authorizations	3,000,000	2,308,900
Share acquired to cover tax liabilities:
Shares acquired	—	8,613
Cost of shares repurchased	$—	$0.4
Volume weighted-average price per common share	—	43.01

Ex 99.3 - 25

FINANCIAL STRENGTH AND CREDIT RATINGS

See Part I, Item 1, “Business—Financial Strength and Credit Ratings.”

CONTINGENCIES AND LITIGATION

See Item 8, “Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 19—Commitments and Contingencies.”

OFF-BALANCE SHEET ARRANGEMENTS

See discussion of loan commitments, “Liquidity and Capital Resources—Investing Cash Flows—Commercial Mortgage Loans.”

CONTRACTUAL OBLIGATIONS

Our financing obligations generally include debts, lease payment obligations and commitments to fund commercial mortgage loans. The remaining obligations reflect the long-term portion of other liabilities and our obligations under our insurance and annuity product contracts.

The following table summarizes our contractual obligations by period in which payments are due:

(In millions)	Total	Less than 1 year	1 to 3 Years	3 to 5 Years	More than 5 Years
Contractual obligations:
Short-term debt and capital lease obligations	$251.2	$251.2	$—	$—	$—
Long-term debt and capital lease obligations	300.9	—	0.7	0.2	300.0
Interest on debt obligations	131.1	37.9	41.4	41.4	10.4
Operating lease obligations	29.5	10.4	11.5	4.7	2.9
Funding requirements for commercial mortgage loans	105.0	105.0	—	—	—
Purchase obligations	7.7	7.3	0.4	—	—
Insurance obligations (1)	7,435.0	1,216.4	1,166.9	906.2	4,145.5
Policyholder fund obligations (2)	4,789.1	4,152.2	90.3	78.6	468.0
Separate account liabilities (3)	4,593.5	4,593.5	—	—	—
Other short-term and long-term obligations	378.7	59.6	51.3	34.4	233.4

Total contractual obligations	$18,021.7	$10,433.5	$1,362.5	$1,065.5	$5,160.2

(1)	The estimated payments expected to be due by period for insurance obligations reflect future estimated cash payments, for pending and future potential claims, to be made to policyholders and others for future policy benefits, policyholders’ account balances, policyholders’ dividends, and reinsurance payables. These future estimated net cash payments are based on mortality, morbidity, lapse and other assumptions comparable with our experience, consider future premium receipts on current policies in force, and assume market growth and interest crediting consistent with assumptions used in amortizing DAC and VOBA. These net cash payments are undiscounted with respect to interest and, as a result, the sum of the net cash payments shown for all years in the table of $7.44 billion exceeds the corresponding liability amount of $5.68 billion included in the Consolidated Financial Statements as of December 31, 2011. We have made significant assumptions to determine the future estimated net cash payments related to the underlying policies and contracts. Due to the significance of the assumptions used, actual net cash payments will differ, possibly materially, from these estimates.
(2)	While historical withdrawal patterns indicate withdrawal primarily occurs in periods in excess of one year, policyholder fund obligations in the amount of $3.72 billion have been included in the less than one year column of the table as they may be withdrawn upon request. These net cash payments are undiscounted with respect to interest but reflect an offsetting effect due to reinsurance receivables and, as a result, the sum of the net cash payments shown for all years in the table of $4.79 billion differs from the corresponding liability amount of $5.08 billion included in the Consolidated Financial Statements as of December 31, 2011. Due to the significance of the assumptions used, actual net cash payments will differ, possibly materially, from these estimates.
(3)	Separate account liabilities are legally insulated from general account obligations, and it is generally expected these liabilities will be fully funded by separate account assets and their related cash flows. While historical withdrawal patterns indicate withdrawal primarily occurs in periods in excess of one year, separate account liabilities in the amount of $4.59 billion have been included in the less than one year column of the table as they may be withdrawn upon request.

Our debt obligations consisted primarily of the $250 million 6.875% Senior Notes and the $300 million 6.90% Subordinated Debt. See Item 8, “Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 18—Long-Term Debt” for additional information.

In the normal course of business, we commit to fund commercial mortgage loans generally up to 90 days in advance. At December 31, 2011, we had outstanding commitments to fund commercial mortgage loans totaling $105.0 million, with fixed interest rates ranging from 5.125% to 6.375%. These commitments generally have fixed expiration dates. A small percentage of commitments expire due to the borrower’s failure to deliver the requirements of the commitment by the expiration date. In these cases, we will retain the commitment fee and good faith deposit. Alternatively, if we terminate a commitment due to the disapproval of a commitment requirement, the commitment fee and deposit may be refunded to the borrower, less an administrative fee.

The insurance obligations in the table are actuarial estimates of the cash required to meet our obligations for future policy benefits and claims. These estimates do not represent an exact calculation of our future benefit liabilities, but are instead based on assumptions, which involve a number of factors, including mortality, morbidity, recovery, the consumer price index, reinsurance arrangements and other sources of income for people on claim. Assumptions may vary by age and gender and, for individual policies occupation class of the claimant, time elapsed since disablement, and contract provisions and limitations. Certain of these factors could be materially affected by changes in social perceptions about work ethics, emerging medical perceptions and legal interpretations regarding physiological or psychological causes of disability, emerging or changing health issues and changes in industry regulation. Changes in one or more of these factors or incorrect assumptions could cause actual results to be materially different from the information presented in the table.

Ex 99.3 - 26

Policyholder fund obligations include payments based on currently scheduled withdrawals and annuity benefit payments stemming from liabilities shown on the balance sheet as policyholder funds.

Other long-term obligations reflected in our balance sheet at December 31, 2011, consisted of $159.5 million in expected benefit payments for supplemental, home office, and field office retirement plans, $124.4 million in expected benefit payments for the postretirement benefit plan, $68.4 million in capital commitments related to our low-income housing tax credit investments, a $14.5 million tax reimbursement liability related to the block of life insurance business sold to Protective Life Insurance Company (“Protective Life”) in 2001, and a $10.7 million liability for our deferred compensation plan.

INSOLVENCY ASSESSMENTS

Insolvency regulations exist in many of the jurisdictions in which our subsidiaries do business. Such regulations may require insurance companies operating within the jurisdiction to participate in guaranty associations. The associations levy assessments against their members for the purpose of paying benefits due to policyholders of impaired or insolvent insurance companies. Association assessments levied against us from January 1, 2009, through December 31, 2011, aggregated $1.7 million. At December 31, 2011, we maintained a reserve of $0.5 million for future assessments with respect to currently impaired, insolvent or failed insurers.

STATUTORY FINANCIAL ACCOUNTING

Standard and The Standard Life Insurance Company of New York prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by their states of domicile. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as the Statements of Statutory Accounting Practices set forth in publications of the National Association of Insurance Commissioners (“NAIC”).

Statutory accounting practices differ in some respects from GAAP. The principal statutory practices that differ from GAAP are:

•	Bonds and commercial mortgage loans are reported principally at adjusted carrying value and amortized cost, respectively.
•	Asset valuation and the interest maintenance reserves are provided as prescribed by the NAIC.
•	Certain assets designated as non-admitted, principally deferred tax assets, furniture, equipment, and unsecured receivables, are not recognized as assets, resulting in a charge to statutory surplus.
•	Annuity considerations with life contingencies, or purchase rate guarantees, are recognized as revenue when received.
•	Reserves for life and disability policies and contracts are reported net of ceded reinsurance and calculated based on statutory requirements, including required discount rates.
•	Commissions, including initial commissions and expense allowance paid for reinsurance assumed, and other policy acquisition expenses are expensed as incurred.
•	Initial commissions and expense allowance received for a block of reinsurance ceded net of taxes are reported as deferred gains in surplus and recognized as income in subsequent periods.
•

Federal income tax expense includes current income taxes defined as current year estimates of federal income taxes and tax contingencies for current and prior years and amounts incurred or received during the year relating to prior periods, to the extent not previously provided.

•	Deferred tax assets, net of deferred tax liabilities, are included in the regulatory financial statements but are limited to those deferred tax assets that will be realized within three years.
•	Annuity reserves follow the commissioner’s annuity reserve valuation methodology rather than GAAP guidance for investment contracts.

The following table sets forth the difference between the statutory net gains from insurance operations before federal income taxes and net capital gains and losses (“Statutory Results”) and GAAP income before income taxes excluding net capital gains and losses (“Adjusted GAAP Results”):

	$(000.0)	$(000.0)	$(000.0)	$(000.0)	$(000.0)
	Years ended December 31,
(In millions)	2011	Dollar Change	2010	Dollar Change	2009
Statutory Results	$185.5	$(131.9)	$317.4	$(57.6)	$375.0
Adjusted GAAP Results	198.4	(131.3)	329.7	(7.6)	337.3

Difference	$(12.9)	$(0.6)	$(12.3)	$(50.0)	$37.7

Ex 99.3 - 27

The decrease in Statutory Results for 2011 compared to 2010 was primarily due to an increase in group long term disability reserves due to higher claims experience. The decrease in Statutory Results for 2010 compared to 2009 was primarily due to an increase in group long term disability reserves.

The spread between Statutory Results and Adjusted GAAP Results for 2011 compared to 2010 was relatively flat. The narrowing of the spread between Statutory Results and Adjusted GAAP Results for 2010 was due to an increase in the deferral of capital gains subject to the interest maintenance reserve on a statutory basis and an increase in reserves for the group disability business.

The following table sets forth statutory capital and the associated asset valuation reserve:

	$0,00000.0	$0,00000.0	$0,00000.0
	December 31,		Percent Change
(In millions)	2011	2010
Statutory capital adjusted to exclude asset valuation reserves for our regulated insurance subsidiaries	$1,300.3	$1,322.4	(1.7)%
Asset valuation reserve	107.2	95.6	12.1

ACCOUNTING PRONOUNCEMENTS

See Item 8, “Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 1—Summary of Significant Accounting Policies—Accounting Pronouncements.”

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements and certain disclosures made in this Form 10-K have been prepared in accordance with GAAP and require us to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The estimates most susceptible to material changes due to significant judgment (identified as the “critical accounting policies”) are those used in determining investment valuations, DAC, VOBA and other intangible assets, the reserves for future policy benefits and claims, pension and postretirement benefit plans and the provision for income taxes. The results of these estimates are critical because they affect our profitability and may affect key indicators used to measure our performance. These estimates have a material effect on our results of operations and financial condition.

Investment Valuations

Fixed Maturity Securities

Fixed maturity security capital gains and losses are recognized using the specific identification method. If a debt security’s fair value declines below its amortized cost, we must assess the security’s impairment to determine if the impairment is other than temporary.

In our quarterly fixed maturity security impairment analysis, we evaluate whether a decline in value of the fixed maturity security is other than temporary by considering the following factors:

•	The nature of the fixed maturity security.
•	The duration until maturity.
•	The duration and extent the fair value has been below amortized cost.
•	The financial quality of the issuer.
•	Estimates regarding the issuer’s ability to make the scheduled payments associated with the fixed maturity security.
•

Our intent to sell or whether it is more likely than not we will be required to sell a fixed maturity security before recovery of the security’s cost basis through the evaluation of facts and circumstances including, but not limited to, decisions to rebalance our portfolio, current cash flow needs and sales of securities to capitalize on favorable pricing.

If it is determined an OTTI exists, we separate the OTTI of debt securities into an OTTI related to credit loss and an OTTI related to noncredit loss. The OTTI related to credit loss represents the portion of losses equal to the difference between the present value of expected cash flows, discounted using the pre-impairment yields, and the amortized cost basis. All other changes in value represent the OTTI related to noncredit loss. The OTTI related to credit loss is recognized in earnings in the current period, while the OTTI related to noncredit loss is deemed recoverable and is recognized in other comprehensive income. The cost basis of the fixed maturity security is permanently adjusted to reflect the credit related impairment. Once an impairment charge has been recorded, we continue to review the OTTI securities for further potential impairment.

Ex 99.3 - 28

We maintain an internally identified list of securities with characteristics that could indicate potential impairment (“watch list”). At December 31, 2011, our fixed maturity securities watch list totaled $8.9 million at fair value and $12.2 million at amortized cost. We recorded $1.8 million of OTTI related to credit loss due to impairments for 2011, compared to $0.7 million for 2010. We recorded no OTTI related to noncredit loss for 2011 and 2010. See Item 8, “Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 1—Summary of Significant Accounting Policies—Investment Valuations—Fixed Maturity Securities—Available-for-Sale” for further disclosures.

We will continue to evaluate our holdings; however, we currently expect the fair values of our investments to recover either prior to their maturity dates or upon maturity. Should the credit quality of our fixed maturity securities significantly decline, there could be a material adverse effect on our business, financial position, results of operations or cash flows.

In conjunction with determining the extent of credit losses associated with debt securities, we utilize certain information in order to determine the present value of expected cash flows discounted using pre-impairment yields. Some of these input factors include, but are not limited to, original scheduled contractual cash flows, current market spread information, risk-free rates, fundamentals of the industry and sector in which the issuer operates, and general market information.

In 2009, we recorded a cumulative effect adjustment of $2.3 million, net of tax, for the portion of OTTI related to noncredit losses on our debt securities for the period prior to April 1, 2009. We met the following criteria in order to record the cumulative effect adjustment:

•	The debt securities were held at the beginning of the interim period of adoption,
•	The debt securities had noncredit losses previously recognized as OTTI in earnings,
•	We did not intend to sell the debt securities, and
•	It was not more likely than not that we would be required to sell the debt securities before the recovery of their amortized cost bases.

Fixed maturity securities are classified as available-for-sale and are carried at fair value on the consolidated balance sheet. See Item 8, “Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 9—Fair Value” for a detailed explanation of the valuation methods we use to calculate the fair value of our financial instruments. Valuation adjustments for fixed maturity securities not accounted for as OTTI are reported as net increases or decreases to other comprehensive income (loss), net of tax, on the consolidated statements of income and comprehensive income.

Commercial Mortgage Loans

The carrying value of commercial mortgage loans represents the outstanding principal balance less a loan loss allowance for probable uncollectible amounts. The commercial mortgage loan loss allowance is estimated based on evaluating known and inherent risks in the loan portfolio and consists of a general loan loss allowance and a specific loan loss allowance. The general loan loss allowance is based on our analysis of factors including changes in the size and composition of the loan portfolio, debt coverage ratios, loan to value ratios, actual loan loss experience and individual loan analysis. An impaired commercial mortgage loan is a loan where we do not expect to receive contractual principal and interest in accordance with the terms of the loan agreement. A specific allowance for losses is recorded when a loan is considered to be impaired. We also hold specific allowances for losses on certain performing loans that we continue to monitor and evaluate. Impaired commercial mortgage loans without specific allowances for losses are those for which we have determined that it remains probable that we will collect all amounts due. In addition, for impaired commercial mortgage loans, we evaluate the loss to dispose of the underlying collateral, any significant out of pocket expenses the loan may incur, the loan-to-value ratio and other quantitative information we have concerning the loan. Portions of loans that are deemed uncollectible are generally written off against the allowance, and recoveries, if any, are credited to the allowance. See “Liquidity and Capital Resources—Investing Cash Flows—Commercial Mortgage Loans.”

Real Estate

Real estate is comprised of two components: real estate investments and real estate owned.

Real estate investment properties are stated at cost less accumulated depreciation. Generally, we depreciate this real estate using the straight-line depreciation method with property lives varying from 30 to 40 years. Accumulated depreciation for real estate totaled $10.4 million and $29.4 million at December 31, 2011 and 2010, respectively. We record impairments when it is determined that the decline in fair value of an investment below its carrying value is other than temporary. The impairment loss is charged to net capital losses, and the cost basis of the investment is permanently adjusted to reflect the impairment.

Real estate owned is initially recorded at the lower of cost or estimated net realizable value, which includes an estimate for disposal costs. This amount may be adjusted in a subsequent period as additional market information regarding fair value is received.

Ex 99.3 - 29

Our real estate owned is initially considered an investment held for sale and is expected to be sold within one year from acquisition. For any real estate expected to be sold, an impairment charge is recorded if we do not expect the investment to recover its carrying value prior to the expected date of sale. Once an impairment charge has been recorded, we continue to review the investment for further potential impairment.

Total real estate was $92.7 million at December 31, 2011, compared to $153.1 million at December 31, 2010. The $60.4 million decrease in total real estate during 2011 was primarily due to the sale and depreciation of real estate investments and the sale and impairment of real estate owned, partially offset by additional real estate owned properties acquired in satisfaction of debt through foreclosure or the acceptance of deeds in lieu of foreclosure.

DAC, VOBA and Other Intangible Assets

DAC, VOBA and other acquisition related intangible assets are generally originated through the issuance of new business or the purchase of existing business, either by purchasing blocks of insurance policies from other insurers or by the outright purchase of other companies. Our intangible assets are subject to impairment tests on an annual basis or more frequently if circumstances indicate that carrying values may not be recoverable.

The following table sets forth the balances of DAC, VOBA and other intangible assets:

	$0000000.0	$0000000.0	$0000000.0
	December 31,		Percent Change
(Dollars in millions)	2011	2010
DAC	$274.4	$250.1	9.7%
VOBA	26.4	28.4	(7.0)
Other intangible assets	44.1	51.7	(14.7)

Total DAC, VOBA and other intangible assets	$344.9	$330.2	4.5

We defer certain acquisition costs that vary with and are directly related to the origination of new business and placing that business in force. Certain costs related to obtaining new business and acquiring business through reinsurance agreements have been deferred and will be amortized to accomplish matching against related future premiums or gross profits as appropriate. We normally defer certain acquisition-related commissions and incentive payments, certain costs of policy issuance and underwriting, and certain printing costs. Assumptions used in developing DAC and amortization amounts each period include the amount of business in force, expected future persistency, withdrawals, interest rates and profitability. These assumptions are modified to reflect actual experience when appropriate. Additional amortization of DAC is charged to current earnings to the extent it is determined that future premiums or gross profits are not adequate to cover the remaining amounts deferred. Changes in actual persistency are reflected in the calculated DAC balance. Costs that are not directly associated with the acquisition of new business are not deferred as DAC and are charged to expense as incurred. Generally, annual commissions are considered expenses and are not deferred.

DAC for group and individual disability insurance products and group life insurance products is amortized over the life of related policies in proportion to future premiums. We amortize DAC for group disability and life insurance products over the initial premium rate guarantee period, which averages 2.5 years. DAC for individual disability insurance products is amortized in proportion to future premiums over the life of the contract, averaging 20 to 25 years with approximately 50% and 75% expected to be amortized by years 10 and 15, respectively.

Our individual deferred annuities and group annuity products are classified as investment contracts. DAC related to these products is amortized over the life of related policies in proportion to expected gross profits. For our individual deferred annuities, DAC is generally amortized over 30 years with approximately 55% and 95% expected to be amortized by years 5 and 15, respectively. DAC for group annuity products is amortized over 10 years with approximately 80% expected to be amortized by year five.

VOBA primarily represents the discounted future profits of business assumed through reinsurance agreements. We have established VOBA for a block of individual disability business assumed from Minnesota Life and a block of group disability and group life business assumed from Teachers Insurance and Annuity Association of America (“TIAA”). VOBA is generally amortized in proportion to future premiums for group and individual disability insurance products and group life products. However, the VOBA related to the TIAA transaction associated with an in force block of group long term disability claims for which no ongoing premium is received is amortized in proportion to expected gross profits. If actual premiums or future profitability are inconsistent with our assumptions, we could be required to make adjustments to VOBA and related amortization. For the VOBA associated with the Minnesota Life block of business assumed, the amortization period is up to 30 years and is amortized in proportion to future

Ex 99.3 - 30

premiums. The VOBA associated with the TIAA transaction is amortized in proportion to expected gross profits with an amortization period of up to 20 years. The accumulated amortization of VOBA was $62.4 million and $60.4 million at December 31, 2011 and 2010, respectively.

The following table sets forth the amount of DAC and VOBA balances amortized in proportion to expected gross profits and the percentage of the total balance of DAC and VOBA amortized in proportion to expected gross profits:

	December 31, 2011		December 31, 2010
(Dollars in millions)	Amount	Percent	Amount	Percent
DAC	$60.7	22.1%	$57.9	23.2%
VOBA	7.1	26.9	7.5	26.4

Key assumptions, which will affect the determination of expected gross profits for determining DAC and VOBA balances, are:

•	Persistency.
•	Interest rates, which affect both investment income and interest credited.
•	Stock market performance.
•	Capital gains and losses.
•	Claim termination rates.
•	Amount of business in force.

These assumptions are modified to reflect actual experience when appropriate. Although a change in a single assumption may have an impact on the calculated amortization of DAC or VOBA for balances associated with investment contracts, it is the relationship of that change to the changes in other key assumptions that determines the ultimate impact on DAC or VOBA amortization. Because actual results and trends related to these assumptions vary from those assumed, we revise these assumptions annually to reflect our current best estimate of expected gross profits. As a result of this process, known as “unlocking,” the cumulative balances of DAC and VOBA are adjusted with an offsetting benefit or charge to income to reflect changes in the period of the revision. An unlocking event that results in an after-tax benefit generally occurs as a result of actual experience or future expectations being favorable compared to previous estimates. An unlocking event that results in an after-tax charge generally occurs as a result of actual experience or future expectations being unfavorable compared to previous estimates. As a result of unlocking, the amortization schedule for future periods is also adjusted.

The following table sets forth the impact of unlocking on DAC and VOBA balances:

	$0,000.0	$0,000.0	$0,000.0	$0,000.0	$0,000.0
	Years ended December 31,
(Dollars in millions)	2011	Dollar Change	2010	Dollar Change	2009
Decrease to DAC and VOBA	$(0.9)	$(0.4)	$(0.5)	$0.5	$(1.0)

Significant, unanticipated changes in key assumptions, which affect the determination of expected gross profits, may result in a large unlocking event that could have a material adverse effect on our financial position or results of operations. However, future changes in DAC and VOBA balances due to changes in underlying assumptions are not expected to be material.

Our other intangible assets are subject to amortization and consist of certain customer lists from Asset Management business acquired and an individual disability marketing agreement. Customer lists have a combined estimated weighted-average remaining life of approximately 8.3 years. The marketing agreement accompanied the Minnesota Life transaction and provides access to Minnesota Life agents, some of whom now market Standard’s individual disability insurance products. The Minnesota Life marketing agreement will be fully amortized by the end of 2023. The accumulated amortization of other intangible assets was $30.6 million and $23.0 million at December 31, 2011 and 2010, respectively.

Reserves for Future Policy Benefits and Claims

Reserves include policy reserve liabilities and claim reserve liabilities and represent amounts to pay future benefits and claims. Claim reserve liabilities are for claims that have been incurred or are estimated to have been incurred but not yet reported to us. Policy reserve liabilities reflect our best estimate of assumptions at the time of policy issuance including adjustments for adverse deviations in actual experience.

Ex 99.3 - 31

The following table sets forth total reserve balances by reserve type:

	$0000000.0	$0000000.0
	December 31,
(In millions)	2011	2010
Reserves:
Policy reserves	$1,061.2	$1,035.5
Claim reserves	4,622.4	4,466.8

Total reserves	$5,683.6	$5,502.3

Developing the estimates for reserves, and thus the resulting impact on earnings, requires varying degrees of subjectivity and judgment, depending upon the nature of the reserve. For most of our reserves, the reserve calculation methodology is prescribed by various accounting and actuarial standards, although judgment is required in the determination of assumptions used in the calculation. We also hold reserves that lack a prescribed methodology but instead are determined by a formula that we have developed based on our own experience. Because this type of reserve requires a higher level of subjective judgment, we closely monitor its adequacy. These reserves are primarily incurred but not reported (“IBNR”) claim reserves associated with our disability products. Finally, a small amount of reserves is held based entirely upon subjective judgment. These reserves are generally set up as a result of unique circumstances that are not expected to continue far into the future and are released according to pre-established conditions and timelines.

The following table sets forth total reserve balances by calculation methodology:

(In millions)	December 31, 2011	Percent of Total	December 31, 2010	Percent of Total
Reserves:
Reserves determined through prescribed methodology	$5,056.6	89.0%	$4,872.6	88.6%
Reserves determined by internally-developed formulas	620.7	10.9	619.3	11.2
Reserves based on subjective judgment	6.3	0.1	10.4	0.2

Total reserves	$5,683.6	100.0%	$5,502.3	100.0%

Policy Reserves

Policy reserves include reserves established for individual disability insurance, individual and group immediate annuity businesses and individual life insurance. Policy reserves are calculated using our best estimates of assumptions and considerations at the time the policy was issued, adjusted for the effect of adverse deviations in actual experience. These assumptions are not subsequently modified unless policy reserves become inadequate, at which time we may need to change assumptions to increase reserves. We maintain a policy reserve for as long as a policy is in force, even after a separate claim reserve is established.

The following table sets forth policy reserves by block of business:

	$0000000.0	$0000000.0
	December 31,
(In millions)	2011	2010
Policy reserves:
Individual disability insurance	$219.8	$204.7
Individual and group immediate annuity businesses	244.2	235.0
Individual life insurance	597.2	595.8

Total policy reserves	$1,061.2	$1,035.5

Individual disability insurance

Policy reserves for our individual disability block of business are established at the time of policy issuance using the net level premium method as prescribed by GAAP and represent the current value of projected future benefits including expenses less projected future premium. Assumptions used to calculate individual disability policy reserves may vary by the age, gender and occupation class of the insured, the year of policy issue and specific contract provisions and limitations.

Ex 99.3 - 32

Individual disability policy reserves are sensitive to assumptions and considerations regarding:

•	Claim incidence rates.
•	Claim termination rates.
•	Discount rates used to value expected future claim payments and premiums.
•	Persistency rates.
•	The amount of monthly benefit paid to the insured less reinsurance recoveries and other offsets.
•	Expense rates including inflation.

Individual and group immediate annuity businesses

Policy reserves for our individual and group immediate annuity blocks of business are established at the time of policy issue and represent the present value of future payments due under the annuity contracts. The contracts are single premium contracts, and, therefore, there is no projected future premium. Assumptions used to calculate immediate annuity policy reserves may vary by the age and gender of the annuitant and year of policy issue.

Immediate annuity policy reserves are sensitive to assumptions and considerations regarding:

•	Annuitant mortality rates.
•	Discount rates used to value expected future annuity payments.

Individual life insurance

Effective January 1, 2001, substantially all of our individual life policies and the associated reserves were ceded to Protective Life under a reinsurance agreement. If Protective Life were to become unable to meet its obligations, Standard would retain the reinsured liabilities. Therefore the associated reserves remain on Standard’s consolidated balance sheets and an equal amount is recorded as a recoverable from the reinsurer. We also retain a small number of individual policies arising out of individual conversions from our group life policies.

Claim Reserves

Claim reserves are established when a claim is incurred or is estimated to have been incurred but not yet reported to us and, as prescribed by GAAP, equal our best estimate of the present value of the liability of future unpaid claims and claim adjustment expenses. Reserves for IBNR claims are determined using our experience and consider actual historical incidence rates, claim-reporting patterns and the average cost of claims. The IBNR claim reserves are calculated using a company derived formula based primarily upon premiums, which is validated through a close examination of reserve run-out experience. The claim reserves are related to group and individual disability insurance and group life insurance products offered by our Insurance Services segment.

Claim reserves are subject to revision based on credible changes in claim experience and expectations of future factors that may influence claim experience. During each quarter, we monitor our emerging claim experience to ensure that the claim reserves remain appropriate. We make adjustments to our assumptions based on emerging trends that are credible and are expected to persist, and expectations of future factors that may influence our claim experience. Assumptions used to calculate claim reserves may vary by the age, gender and occupation class of the claimant, the year the claim was incurred, time elapsed since disablement, and specific contract provisions and limitations.

The following table sets forth total claim reserves by block of business:

	$0000000.0	$0000000.0
	December 31,
(In millions)	2011	2010
Claim reserves:
Group disability insurance	$3,135.2	$3,022.2
Individual disability insurance	721.8	694.1
Group life insurance	765.4	750.5

Total claim reserves	$4,622.4	$4,466.8

Group and individual disability insurance

Claim reserves for our disability products are sensitive to assumptions and considerations regarding:

•	Claim incidence rates for IBNR claim reserves.
•	Claim termination rates.

Ex 99.3 - 33

•	Discount rates used to value expected future claim payments.
•	The amount of monthly benefit paid to the insured less reinsurance recoveries and other offsets.
•	Expense rates including inflation.
•	Historical delay in reporting of claims incurred.

Certain of these factors could be materially affected by changes in social perceptions about work ethics, emerging medical perceptions and legal interpretations regarding physiological or psychological causes of disability, emerging or changing health issues and changes in industry regulation. If there are changes in one or more of these factors or if actual claims experience is materially inconsistent with our assumptions, we could be required to change our reserves.

Group life insurance

Claim reserves for our group life products are established for death claims reported but not yet paid, IBNR for death and waiver claims and waiver of premium benefits. The death claim reserve is based on the actual amount to be paid. The IBNR claim reserves are calculated using historical information, and the waiver of premium benefit is calculated using a tabular reserve method that takes into account company experience and published industry tables.

Trends in Key Assumptions

Key assumptions affecting our reserve calculations are:

•	The discount rate.
•	The claim termination rate.
•	The claim incidence rate for policy reserves and IBNR claim reserves.

The following table sets forth the average discount rate used for newly incurred long term disability claim reserves and life waiver reserves:

	000.00	000.00	000.00
	Years ended December 31,
	2011	2010	2009
Average discount rate	5.13%	5.00%	5.00%

Reserve discount rates for newly incurred claims are reviewed quarterly and, if necessary, are adjusted to reflect our current and expected new investment yields. The discount rate is based on the average rate we received on newly invested assets during the previous 12 months, less a margin. We also consider our average investment yield and average discount rate on our entire block of claims when deciding whether to increase or decrease the discount rate. The decrease in the average discount rate from 2011 to 2010 was primarily the result of a continued low interest rate environment. A 25 basis point increase or decrease in the discount rate for newly incurred claims results in a comparable increase or decrease in quarterly pre-tax income of approximately $1.6 million. We do not adjust group insurance premium rates based on short-term fluctuations in investment yields. Any offsetting adjustments of group insurance premium rates due to sustained changes in investment yields can take from one to three years given that most new contracts have rate guarantees in place.

Claim termination rates can vary widely from quarter to quarter. The claim termination assumptions used in determining our reserves represent our expectation for claim terminations over the life of our block of business and will vary from actual experience in any one quarter. While we have experienced some variation in our claim termination experience, we did not see any prolonged or systemic change in 2011 that would indicate a sustained underlying trend that would affect the claim termination rates used in the calculation of reserves.

As a result of studies of our long-term trends compared to reserving assumptions for our group long term disability insurance, we did not release any IBNR claim reserves in 2011, compared to a release of IBNR claim reserves totaling $11.7 million and claim reserves totaling $2.9 million in 2010. We released IBNR claim reserves totaling $16.6 million in 2009.

We refined the claim termination rate assumptions for the reserves on a small block of individual disability claims based on a blend of our experience and industry data in 2009, 2010 and 2011 which resulted in an increase in reserves of $11.5 million, $12.5 million and $5.5 million, respectively. Our block of business is relatively small, and, as a result, we view a blend of the industry data and our own experience as a more appropriate method for establishing termination assumptions compared solely to our own experience. We will continue to monitor the credibility of our developing experience and, if necessary, will adjust reserves accordingly.

Ex 99.3 - 34

We refined our reserve calculation for certain other individual disability claims in 2010 and 2011, which resulted in decreases in our individual disability reserves of $4.7 million and $1.9 million, respectively. There were no similar calculation refinements in 2009.

We monitor the adequacy of our reserves relative to our key assumptions. In our estimation, scenarios based on reasonably possible variations in claim termination assumptions could produce a percentage change in reserves for our group insurance lines of business of approximately +/- 0.2% or $8 million. However, given that claims experience can fluctuate widely from quarter to quarter, significant unanticipated changes in claim termination rates over time could produce a change in reserves for our group insurance lines outside of this range.

Pension and Postretirement Benefit Plans

We have two non-contributory defined benefit pension plans: the employee pension plan and the agent pension plan. The employee pension plan is for all eligible employees and the agent pension plan is for former field employees and agents. The defined benefit pension plans provide benefits based on years of service and final average pay. Participation in the defined benefit pension plans is generally limited to eligible employees whose date of employment began before 2003. These plans are sponsored by Standard and administered by Standard Retirement Services, Inc. and are closed for new participants.

We also have a postretirement benefit plan that includes medical, prescription drug benefits and group term life insurance. The group term life insurance benefit was curtailed as of December 31, 2011. Eligible retirees are required to contribute specified amounts for medical and prescription drug benefits that are determined periodically and are based on retirees’ length of service and age at retirement. Participation in the postretirement benefit plan is limited to employees who had reached the age of 40 or whose combined age and length of service was equal to or greater than 45 years as of January 1, 2006. This plan is sponsored and administered by Standard and is closed for new participants.

In addition, eligible executive officers are covered by a non-qualified supplemental retirement plan.

We are required to recognize the funded status of our pension and postretirement benefit plans as an asset or liability on the balance sheet. For pension plans, this is measured as the difference between the plan assets at fair value and the projected benefit obligation as of the year-end balance sheet date. For our postretirement plan, this is measured as the difference between the plan assets at fair value and the accumulated benefit obligation as of the year-end balance sheet date. Unrecognized actuarial gains or losses, prior service costs or credits, and transition assets are amortized, net of tax, out of accumulated other comprehensive income or loss as components of net periodic benefit cost.

In accordance with the accounting principles related to our pension and other postretirement plans, we are required to make a significant number of assumptions in order to calculate the related liabilities and expenses each period. The major assumptions that affect net periodic benefit cost and the funded status of the plans include the weighted-average discount rate, the expected return on plan assets, and the rate of compensation increase.

The weighted-average discount rate is an interest assumption used to convert the benefit payment stream to present value. The discount rate is selected based on the yield of a portfolio of high quality corporate bonds with durations that are similar to the expected distributions from the employee benefit plan.

The expected return on plan assets assumption is the best long-term estimate of the average annual return that will be produced from the pension trust assets until current benefits are paid. Our expectations for the future investment returns of the asset categories are based on a combination of historical and projected market performance. The expected return for the total portfolio is calculated based on each plan’s strategic asset allocation.

The long-term rate of return for the employee pension plan portfolio is derived by calculating the average return for the portfolio monthly, from 1971 to the present, using the average mutual fund manager returns in each asset category, weighted by the target allocation to each category.

The rate of compensation increase is a long-term assumption that is based on an estimated inflation rate in addition to merit and promotion-related compensation increase components.

Ex 99.3 - 35

For the postretirement benefit plan, the assumed health care cost trend rates are also major assumptions that affect expenses and liabilities. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(In millions)	1% Point Increase	1%Point Decrease
Effect on total of service and interest cost	$0.5	$(0.4)
Effect on postretirement benefit obligation	7.1	(5.6)

Our discount rate assumption is reviewed annually, and we use a December 31 measurement date for each of our plans. For more information concerning our pension and postretirement plans, see Item 8, “Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 4—Retirement Benefits.”

Income Taxes

We file a U.S. consolidated income tax return that includes all subsidiaries. Our U.S. income tax is calculated using regular corporate income tax rates on a tax base determined by laws and regulations administered by the IRS. We also file corporate income tax returns in various states. The provision for income taxes includes amounts currently payable and deferred amounts that result from temporary differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply when the temporary differences are expected to reverse.

GAAP requires management to use a more likely than not standard to evaluate whether, based on available evidence, each deferred tax asset will be realized. A valuation allowance is recorded to reduce a deferred tax asset to the amount expected to be realized. We have recorded a deferred tax asset for loss carry forwards. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

Management is required to determine whether tax return positions are more likely than not to be sustained upon audit by taxing authorities. Tax benefits of uncertain tax positions, as determined and measured by this interpretation, cannot be recognized in our financial statements.

We record income tax interest and penalties in the income tax provision according to our accounting policy. See Item 8, “Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 7—Income Taxes.”

FORWARD-LOOKING STATEMENTS

From time to time StanCorp or its representatives make written or oral statements, including some of the statements contained or incorporated by reference in this Annual Report on Form 10-K and in other reports, filings with the Securities and Exchange Commission, press releases, conferences or otherwise, that are other than purely historical information. These statements, including estimates, projections, statements related to business plans, strategies, objectives and expected operating results and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act, as amended. Forward-looking statements also include, without limitation, any statement that includes words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “will be,” “will continue,” “will likely result” and similar expressions that are predictive in nature or that depend on or refer to future events or conditions. Our forward-looking statements are not guarantees of future performance and involve uncertainties that are difficult to predict. They involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements and include, but are not limited to, the following:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.
•	Availability of capital required to support business growth and the effective utilization of capital, including the ability to achieve financing through debt or equity.
•	Changes in our liquidity needs and the liquidity of assets in its investment portfolio.
•	Our ability to refinance or retire maturing debt.
•	Integration and performance of business acquired through reinsurance or acquisition.
•	Changes in financial strength and credit ratings.
•	Changes in the regulatory environment at the state or federal level including changes in income tax rates and regulations or changes in U.S. GAAP accounting principles, practices or policies.
•	Findings in litigation or other legal proceedings.

Ex 99.3 - 36

•	Intent and ability to hold investments consistent with our investment strategy.
•	Receipt of dividends from, or contributions to, our subsidiaries.
•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.
•	Adequacy of asset-liability management.
•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.
•	Benefit ratios, including changes in claims incidence, severity and recovery.
•	Levels of persistency.
•	Adequacy of reserves established for future policy benefits.
•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.
•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.
•	Competition from other insurers and financial services companies, including the ability to competitively price its products.
•	Ability of reinsurers to meet their obligations.
•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.
•	Achievement of anticipated levels of operating expenses.
•	Adequacy of diversification of risk within our fixed maturity securities portfolio by industries, issuers and maturities.
•	Adequacy of diversification of risk within our commercial mortgage loan portfolio by borrower type, property type and geographic region.
•	Credit quality of the holdings in our investment portfolios.
•	The condition of the economy and expectations for interest rate changes.
•	The effect of changing levels of commercial mortgage loan prepayment fees and participation levels on cash flows.
•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.
•	Adequacy of commercial mortgage loan loss allowance.
•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.
•	Concentration of commercial mortgage loan assets by borrower.
•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

Ex 99.3 - 37